PRE-ACQUISITION AGREEMENT

This Agreement is made as of February 3, 2006 between

A. O. SMITH CORPORATION, a corporation existing under the laws of the State of Delaware, U.S.A. (“Parent”)

and

GSW INC., a corporation existing under the laws of Canada (“Company”)

RECITALS

A.	Parent intends to cause the Offeror to make the Offer.

B.	Sellers have irrevocably and unconditionally agreed to accept the Offer and deposit their Shares under the Offer on the terms and subject to the conditions contained in the Deposit Agreement.

C.	The Board of Directors, after receiving financial and legal advice, has approved the entering into of this Agreement and the making of a recommendation that Shareholders accept the Offer.

Capitalized terms used but not defined in this Agreement have the meanings given to them in Schedule A.

FOR VALUE RECEIVED, the parties agree as follows:

SECTION 1 – THE OFFER

1.1	The Offer

(1) Subject to the conditions set forth in Schedule B-1, Parent agrees to cause the Offeror to make the Offer.

(2) Parent also agrees as follows:

(a)	the Offeror will make the Offer by way of a take-over bid:

(i)	at a cash offer price of $115.00 per Share, and the Offer will be open for acceptance until a time to be stated in the Offer Documents, which time shall be the minimum time required by applicable securities Laws (subject to the Offeror’s right to extend the period during which Shares may be deposited under the Offer pursuant to section 1.1(2)(b)(v));

(ii)	subject only to the conditions set forth in Schedule B-2; and

(iii)	in accordance in all material respects with applicable securities Laws;

(b)	except with the consent of Company, the Offer will not be amended to:

(i)	increase the Minimum Tender Condition;

(ii)	decrease the price per Share offered or change the form of consideration offered (other than by adding consideration);

(iii)	decrease the number of Shares subject to the Offer;

(iv)	modify the conditions to the Offer or impose additional conditions to the Offer, in either case, in a manner which is adverse to the Shareholders; or

(v)	extend the Expiry Time (including as a result of a variation to the terms of the Offer) other than:

(A)	to the extent required to satisfy any of the conditions set out in Schedule B-2 (subject to section 5.1(1)(b)(ii)); or

(B)	in circumstances where all of the Shares tendered by Shareholders pursuant to the Offer prior to such extension have been taken up and paid for by the Offeror;

(c)	to cause the Offeror to prepare the Offer Documents in accordance in all material respects with applicable securities Laws in the English language (and, if required by applicable securities Laws, the French language) and provide Company with a reasonable opportunity to review and comment on the contents of the Offer Documents (including by providing a first draft of the Offer Documents to Company by no later than February 15, 2006, but recognizing that the contents of the Offer Documents are the responsibility of the Offeror and Parent) prior to their mailing to Shareholders;

(d)	to cause the Offeror to mail the Offer Documents (subject only to the satisfaction of the conditions set out in Schedule B-1) not later than 5:00 p.m. (Toronto time) on February 23, 2006 (the “Outside Mailing Date”); provided that, if the mailing of the Offer Documents is delayed by the failure to satisfy any of the conditions set out in Schedule B-1, other than any condition which by its nature would be impossible or impracticable to satisfy, then the Outside Mailing Date will be extended to the earlier of April 24, 2006 and the third business day following the date on which such condition is satisfied;

(e)	to cause the Offeror to take up and pay for the Shares deposited under the Offer in accordance with the terms of the Offer within the periods required by applicable securities Laws and upon the conditions of the Offer having been satisfied or waived;

(f)	if the Offeror increases the value of the consideration for the Shares under the Offer, to cause the Offeror to pay such increased consideration to each Shareholder (including the Sellers) whose Shares are taken up by the Offeror under the Offer; and

(g)	to use its reasonable efforts to enable the conditions to the Offer set out in Schedule B-2 to be satisfied.

1.2	Holdco Alternative

        Parent agrees that the Offer will provide that, if a corporation (a “Holdco”) incorporated under the laws of Canada or the Province of Ontario and having no assets other than Shares and no liabilities whatsoever (other than liabilities acceptable to Parent acting reasonably) is the beneficial owner and holder of record of Shares, all but not less than all of the shareholders of Holdco (“Holdco Shareholders”) will be entitled jointly to elect (the “Holdco Election”) to accept the Offer by selling to the Offeror all of the outstanding shares of Holdco for an aggregate price equal to the aggregate value of the Shares held by Holdco (based on a price per Share equal to the consideration offered to each Shareholder whose Shares are taken up by the Offeror under the Offer); provided that, the Holdco Shareholder(s) shall have entered into a share purchase agreement with the Offeror at least three business days prior to the Expiry Time substantially in the form of the agreement attached to this Agreement as Schedule C.

1.3	Company Approval of the Offer

(1) Company represents and warrants as follows and acknowledges that Parent and the Offeror are relying on such representations and warranties in connection with the entering into of this Agreement and the making of the Offer:

(a)	GMP Securities L.P. has delivered its written opinion to the special committee of the Board of Directors and to the Board of Directors to the effect that the consideration to be received under the Offer is fair from a financial point of view to Shareholders; GMP Securities L.P. has authorized Company to permit inclusion of such written opinion (or a reference thereto) in the Directors’ Circular and any information circular relating to the Subsequent Acquisition Transaction; and Company has hereto furnished to Parent a true and complete copy of such written opinion;

(b)	the Board of Directors, after receiving financial and legal advice, has determined unanimously (excluding one director who was absent from the meeting and with the exception of those directors, if any, who have abstained from voting solely due to their position as directors, officers or shareholders of the Sellers) that the cash offer price under the Offer is fair from a financial point of view and has approved the entering into of this Agreement and the making of a recommendation that Shareholders accept the Offer; and

(c)	after reasonable inquiry, the Board of Directors has been advised and believes that each of the directors of Company intends to accept the Offer and deposit all the Shares of which he or she is the beneficial owner under the Offer.

(2) Company agrees, unless the Offer has been withdrawn or terminated in accordance with this Agreement or this Agreement has been terminated in accordance with section 5.1, to take all reasonable action to support the Offer, including the following:

(a)	Company will provide Parent and the Offeror, within three business days after the date of this Agreement (and thereafter on such basis as the Offeror may reasonably request), with:

(i)	a list of the registered holders of Shares, a list of non-objecting beneficial owners of Shares and a list of participants in book-based nominee registrants such as CDS & Co. and Cede & Co., together in each case, as applicable, with their addresses and respective holdings of Shares; and

(ii)	the names, addresses and holdings of all persons having rights to acquire Shares and the details of such rights;

(b)	Company will permit and request its registrar and transfer agent to, at the sole cost of Parent and/or the Offeror:

(i)	act as the depositary for the Offer; and

(ii)	assist Parent and the Offeror in connection with the Offer and furnish the Offeror with such additional information (including updates of the lists referred to in section 1.3(2)(a), mailing labels and lists of securities positions) and other assistance as the Offeror may reasonably request to be able to make the Offer and communicate with Shareholders and such other persons as may be entitled to receive the Offer Documents under applicable securities Laws;

(c)	Company will:

(i)	prepare and make available for distribution contemporaneously with the Offer Documents sufficient copies of the Directors Circular:

(A)	prepared in accordance in all material respects with applicable securities Laws in the English language (and, if required by applicable securities Laws, the French language);

(B)	reflecting the determination and recommendation referred to in section 1.3(1)(b); and

(C)	including a copy of the fairness opinion described in section 1.3(1)(a) and, to the extent it continues to be true at the time the Directors Circular is mailed, a statement consistent with section 1.3(1)(c) in respect of the intention of all of the directors of Company to accept the Offer;

(ii)	provide Parent and the Offeror with a reasonable opportunity to review and comment on the contents of the Directors Circular (including by providing a first draft of the Directors Circular to Parent by February 15, 2006, but recognizing that the contents of the Directors Circular are the responsibility of the Board of Directors) prior to its mailing to Shareholders; and

(iii)	mail the Directors Circular to the Shareholders on the same date that Offeror mails the Offer Documents to the Shareholders and include the Directors Circular in the same package as the Offer Documents, provided that, for greater certainty, the cost of mailing the Offer Documents and the Directors Circular shall be borne solely by Parent and/or the Offeror.

1.4	Pre-Acquisition Reorganization

        Company will as promptly as possible and in any event before the Expiry Time take such steps as Parent may reasonably direct to transfer Company’s building products division to a wholly-owned subsidiary of Company, provided that the taking of such steps will not be effective until immediately before the Offeror first takes up any Shares under the Offer and will not have a Material Adverse Effect, delay satisfaction of the conditions of the Offer (other than those relating to Company’s performance of its obligations under this Agreement) or impede or hinder the Offer.

1.5	Communications with Governmental Authorities

        Subject to applicable Laws, each party shall keep the other party apprised of all communications from or with any Governmental Authority relating to the Offer and the transactions contemplated by this Agreement.

1.6	Dividends

        If Company declares, sets aside or pays any dividend on, or makes any other actual, constructive or deemed distribution in respect of, any of its Shares, or otherwise makes any payments to Shareholders, the Offeror may reduce the amount of the Offer price per Share by the amount of such dividend or distribution received per Share. However, if the Effective Time has not theretofore occurred, on or after June 15, 2006, Company may declare a regular annual dividend on the Shares of $0.20 per Share payable in July 2006 to Shareholders of record (“Recorded Shareholders”). Parent agrees that, if such dividend is declared and paid in accordance with the preceding sentence, then Recorded Shareholders who tender their Shares to the Offer on or before the payment date of the annual dividend will be entitled to receive and retain such dividend with no reduction in the Offer price per Share.

1.7	Share Equivalents

        Parent shall cause Company to make, or to cause its Subsidiaries to make, payments to all holders of deferred share units of Company and to all persons entitled to payments under its Phantom Stock Appreciation Plan, in each case as set out in the Disclosure Statement.  Parent acknowledges that the payments to holders of deferred share units of Company shall be due and payable by Company immediately after Shares are first taken up under the Offer and that payments under the Phantom Stock Appreciation Plan shall be due and payable by Company within 30 days of the date that Shares are first taken up under the Offer.

1.8	Corporate Office Employees

        Parent will contact each of the employees affected by a potential closing of Company’s Corporate Head Office by no later than February 7, 2006, to discuss with them Parent’s then current intentions with respect to the timing of closing of that office and transition arrangements. On any termination of employment of a Corporate Head Office employee of Company, Parent shall cause Company to honour its obligations to that employee under any written agreement or pursuant to applicable Law with that employee existing as of the date of this Agreement and under applicable Law.

1.9	Subsequent Acquisition Transaction

(a)	If, within the earlier of 120 days after the date of the mailing of the Offer Documents and 20 days after the Offeror first takes up and pays for Shares under the Offer, the Offer has been accepted by holders of not less than 90% of the Class A Common Shares or holders of not less than 90% of the Class B Subordinate Voting Shares, Parent will cause the Offeror (to the extent permitted by applicable Law, orders, judgments, decrees, writs or injunctions) to acquire the remainder of the Class A Common Shares or Class B Subordinate Voting Shares (as applicable) pursuant to a Compulsory Acquisition. Parent shall cause the Offeror to do so as soon as legally and practicably possible.

(b)	If, within the earlier of 120 days after the date of the mailing of the Offer Documents and 20 days after the Offeror first takes up and pays for Shares under the Offer, the Offer is accepted by holders of less than 90% (but not less than 66?%) of the Class A Common Shares or holders of less than 90% (but not less than 66?%) of the Class B Subordinate Voting Shares (as applicable) or the Offer has been accepted by holders of not less than 90% of the Class A Common Shares or holders of not less than 90% of the Class B Subordinate Voting Shares and a Compulsory Acquisition is otherwise not available, Parent will cause the Offeror (to the extent permitted by applicable Law, orders, judgments, decrees, writs or injunctions) to acquire the remainder of the Shares not tendered to the Offer at a price equal to that offered under the Offer pursuant to a Subsequent Acquisition Transaction. Parent shall cause the Offeror to do so as soon as legally and practicably possible.

(c)	Company will assist Parent and the Offeror in connection with the implementation of a Compulsory Acquisition or a Subsequent Acquisition Transaction (including, in the case of a Subsequent Acquisition Transaction, calling of any required Shareholder meeting, making any required regulatory or court applications, mailing to the Shareholders a proxy or other required informational statement or circular, as the case may be, and all related materials and all amendments or supplements thereto, if any, reasonably acceptable to Parent and the Offeror and providing Parent and the Offeror with a reasonable opportunity to review and comment on the contents of all materials prepared by Company in connection with such transaction). The information provided by Company for use in such materials, on both the date that such materials are first mailed to the Shareholders and on the date that any Shareholder meeting is held for the purpose of approving a Subsequent Acquisition Transaction, shall not contain any untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the circumstances in which it was made and will comply in all material respects with applicable securities Laws. Company will correct promptly any information provided by it for use in such materials that becomes false or misleading.

(d)	Notwithstanding the foregoing, Parent shall not be obligated to cause the Offeror to effect a Compulsory Acquisition or Subsequent Acquisition Transaction so long as (i) any act, action, suit or proceeding is pending before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law, against Parent, the Offeror or Company in any way relating to the transactions contemplated by this Agreement or (ii) any Law, order, judgment, decree, writ or injunction shall have been enacted, promulgated or applied, in any case, to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the right of the Offeror to own or exercise full rights of ownership of the Shares or the Offeror’s ability to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction.

1.10	Board of Directors

(a)	Company represents and warrants and agrees that, immediately after the Offeror takes up and pays for Shares under the Offer (provided the Offeror acquires over 50% of the issued and outstanding Class A Common Shares (on a fully diluted basis) and over 50% of the issued and outstanding Class B Subordinate Voting Shares (on a fully diluted basis)), the Board of Directors shall be duly and validlyreconstituted in accordance with applicable corporate Law requirements and the by-laws of Company through resignations of all existing members of the Board of Directors and the appointment of the Offeror’s nominees in their stead. Subject to the provisions of applicable securities Laws, Company shall secure the resignations of all such existing members of the Board of Directors, which resignations shall be effective at such time or times that Parent specifies on the first day after the Offeror takes up and pays for Shares, and cause the election of the Offeror’s nominees to fill the vacancies so created for the purpose of effecting the foregoing without the necessity of a Shareholder meeting. Parent acknowledges that the existing members of the Board of Directors will resign only upon receiving the release, discharge and confirmation described in subclause (b) of this section.

(b)	Company and Parent shall, on the first day after the Offeror takes up and pays for Shares, each provide each of the existing members of the Board of Directors with an irrevocable release and discharge from Company and Parent, respectively, in favour of each director of Company, and Company shall provide confirmation that insurance coverage has been maintained as contemplated by section 1.11.

1.11	Indemnification and Insurance

        All rights to indemnification existing in favour of those persons who are directors and officers of Company or its Subsidiaries as at the date of this Agreement (the “Indemnified Managers”) for their acts and omissions occurring prior to the Effective Time, as provided in the by-laws of Company or its Subsidiaries, shall survive the completion of the Offer and continue to be the obligation of Company until the expiration of the applicable limitation period with respect to any claims against the Indemnified Managers arising out of such acts or omissions. Company shall, on or before the Effective Time and in consultation with Parent, obtain, on a six-year “trailing” (or “run off”) basis, directors’ and officers’ liability insurance coverage for the benefit of the Indemnified Managers with respect to their acts or omissions occurring prior to the Effective Time, on substantially the same terms and conditions as the existing directors’ and officers’ liability insurance policy maintained by Company as of the date of this Agreement, in the form disclosed by Company to Parent in writing prior to the date of this Agreement (the “Existing Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available. If such coverage is not commercially available, then, from the Effective Time until the sixth anniversary of the Effective Time, Company shall maintain in effect, for the benefit of the Indemnified Managers with respect to their acts or omissions prior to the Effective Time, the Existing Policy or substitute for the Existing Policy a policy of comparable coverage. The provisions of this section 1.11 are intended to be for the benefit of, and enforceable by, each Indemnified Manager and his or her heirs and personal representatives and, accordingly, Company hereby confirms that it is acting as trustee on their behalf and, as a condition to Parent’s obligations hereunder, the President and Chief Executive Officer and the Chief Financial Officer of Company (in their capacity as officers and not in their personal capacity and without personal liability) shall, immediately prior to the Effective Time, provide Parent with a certificate representing and warranting that they have made inquiries of each director and officer of Company and its Subsidiaries and are not aware of any matter which should have been disclosed to the insurer under the Existing Policy which was not so disclosed.

SECTION 2 – COVENANTS OF COMPANY

2.1	Conduct of Business and Other Matters Relating to the Offer

(1) During the Pre-Acquisition Period, Company will, and will cause its Subsidiaries to, conduct its business and affairs in, and not take or fail to take any action except in, the ordinary course of business consistent with past practice and will use its reasonable efforts, and cause each of its Subsidiaries to use its reasonable efforts, to:

(a)	maintain and preserve its business organization and its rights and franchises;

(b)	retain the services of its employees;

(c)	maintain its relationships with customers, suppliers, lessees, joint venture partners, licensees, lessors, licensors, distributors and other third parties; and

(d)	maintain its operating assets in their current condition.

(2) During the Pre-Acquisition Period, except with the prior written consent of Parent or as otherwise expressly contemplated by this Agreement or expressly required by Law, Company will not, and will not permit any of its Subsidiaries to, do or permit to occur any of the following (directly or indirectly):

(a)	issue, grant, sell, pledge, lease, dispose of or encumber or agree to issue, grant, sell, pledge, lease, dispose of or encumber:

(i)	shares in the capital of Company or any of its Subsidiaries or any options, warrants, conversion privileges, stock appreciation rights, phantom equity or similar rights, arrangements or commitments based upon the book value, income or other attribute of Company or any of its Subsidiaries or other rights, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Company or any of its Subsidiaries to issue or sell any shares of Company or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of Company or any of its Subsidiaries; or

(ii)	any assets of Company or any of its Subsidiaries, except with respect to the sale of inventory in the usual, ordinary and regular course of business and consistent with past practice;

(b)	amend or propose to amend its articles or by-laws or similar constating documents or those of any of its Subsidiaries;

(c)	amend, vary or modify any phantom equity or stock appreciation plans of Company or any of its Subsidiaries;

(d)	split, combine or reclassify, or (except as expressly permitted by section 1.6) declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to, any shares or any other securities of Company or any of its Subsidiaries;

(e)	redeem, purchase or offer to purchase (or permit any of its Subsidiaries to redeem, purchase or offer to purchase) any shares or other securities of Company or any of its Subsidiaries;

(f)	change the stated capital of Company or any of its Subsidiaries;

(g)	acquire or agree to acquire (by merger, amalgamation, acquisition of securities or assets or otherwise) any person or, except in the usual, regular and ordinary course of business, any assets;

(h)	incur any capital expenditures except in accordance with Company’s capital expenditure budget included in the Disclosure Statement;

(i)	other than those in the nature of capital expenditures subject to subclause (h), make an investment (by purchase of securities, contributions of capital or otherwise) in any person, asset or interest in any asset, other than an investment in one or more Subsidiaries in the usual, regular and ordinary course of business;

(j)	enter into any partnership, joint venture or similar agreement, arrangement or relationship except in the usual, regular and ordinary course of business;

(k)	enter into, renew, amend or agree to amend, revise or terminate any Material Contract; relinquish any material contractual rights or waive any claims or rights of substantial value; or cancel any material indebtedness (individually or in the aggregate);

(l)	enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments or enter into any call arrangement of any sort or any forward sale for commodities;

(m)	incur or commit to incur any indebtedness for borrowed money or issue any debt securities or warrants or other rights to acquire debt securities or guarantee the obligations of any other person or make any loans or advances or capital contributions or investments to any other person, except: (i) between Company and any of its Subsidiaries in the usual, regular and ordinary course of business and consistent with past practice and (ii) the borrowing of working capital under the Existing Credit Facilities, in the usual, regular and ordinary course of business and consistent with past practice;

(n)	settle or compromise any suit, claim, action proceeding, hearing, notice of violation, demand letter or investigation against Company or any of its Subsidiaries (i) by any Governmental Authority; (ii) involving the possible payment or receipt of amounts that exceed, in the aggregate, $1,000,000; or (iii) that relates to the transactions contemplated by this Agreement;

(o)	pay, discharge or satisfy any material liabilities or obligations of Company or any of its Subsidiaries other than liabilities incurred in the usual, ordinary and regular course of business or reserved against in the Financial Statements;

(p)	make any changes to existing accounting policies, methods, practices or principles relating to Company or any of its Subsidiaries except as required by applicable GAAP;

(q)	enter into any confidentiality agreement or arrangement other than in the ordinary course of business consistent with past practice or in accordance with section 2.2(4); or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which it is a party or otherwise bound;

(r)	make any material Tax election, settle or compromise any material Tax claim, change any material Tax practice or otherwise take any material action in respect of Taxes;

(s)	enter into any Contract with any present or former (i) officer or director of Company or any of its Subsidiaries; (ii) Shareholder; or (iii) affiliate or associate of any of the foregoing;

(t)	adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries (other than a Subsequent Acquisition Transaction);

(u)	except as set out in the Disclosure Statement, (i) increase the compensation or fringe benefits of any of its directors, officers or employees, except as required by contractual obligations existing as of the date of this Agreement, (ii) except to the extent required by Law or permitted by subclause (i) above, grant any increase in or make any material change to any salary, bonuses, stock options, pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, deferred share units of Company, severance or termination pay or other form of compensation or profit sharing not currently required to be paid under existing Company Benefit Plans to any director, officer or other employee of Company or any Subsidiary, including any increase as a result of promotion, (iii) enter into or modify any employment, consulting, severance, collective bargaining or similar Contract, including any arrangement to provide post-retirement medical or life insurance benefits, with any present or former director, officer or employee of Company or any Subsidiary; (iv) except to the extent required by Law, establish, adopt, enter into or amend or terminate, or take any action to accelerate any rights or benefits under, or make any material determination not in the ordinary course of business consistent with past practice under, any collective bargaining agreement, employee benefit arrangement or other contract, agreement, arrangement or commitment that would have been a Company Benefit Plan if it was in effect as of the date of this Agreement; or (v) make any loan to any consultants, directors, officers or employees of Company or any of its Subsidiaries other than pursuant to agreements in effect (without amendment) on the date hereof and provided to Parent in the Available Information; and

(v)	take, agree to take, authorize, propose, or enter into or modify any Contract to do any of the matters prohibited by this section 2.1(2), any action that would cause any representation or warranty made by Company in this Agreement to become untrue or incorrect in any material respect or any action that would result in any of the conditions set forth in Schedule B-1 or Schedule B-2 not being satisfied.

(3) During the Pre-Acquisition Period, Company will use reasonable efforts to cause the current insurance or reinsurance policies (including retrocessional agreements) of Company and any of its Subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse unless, simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect, to the extent such replacement policies are available on those terms.

(4) During the Pre-Acquisition Period, Company will:

(a)	not take, or permit any of its Subsidiaries to take, any action that would be, or would reasonably be expected to be, inconsistent with the successful completion of the Offer or any of the other of the transactions contemplated under this Agreement or would render, or would reasonably be expected to render, any representation or warranty made by Company in this Agreement untrue or incorrect in any material respect;

(b)	use its reasonable efforts to enable the conditions to the Offer set out in Schedule B-2 to be satisfied;

(c)	cause such of its officers and personnel as may be identified by Parent to confer with Parent from time to time as reasonably requested by Parent with respect to operational matters;

(d)	promptly notify Parent orally and in writing upon becoming aware of (i) any change which has a Material Adverse Effect; (ii) any occurrence or non-occurrence of any event whose occurrence or non-occurrence is likely to cause (A) any representation or warranty of Company contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Date, (B) any condition set forth in Schedule B-2 to be unsatisfied at any time from the date of this Agreement to the date on which Offeror takes up and purchases Shares pursuant to the Offer or (C) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects; (iii) any failure by Company to comply in all material respects with any of its covenants or agreements contained in this Agreement; and (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this section 2.1(4)(d) shall not limit or otherwise affect the remedies available to Parent hereunder;

(e)	not settle or compromise any claim brought by any present, former or purported holder of any securities of Company in connection with the transactions contemplated by this Agreement without the prior written consent of Parent; and

(f)	preserve intact the data room to which Company provided access to Parent.

2.2	Non-Solicitation

(1) Subject to the remainder of this section 2.2, during the Pre-Acquisition Period, Company will not, and will cause its Representatives, its Subsidiaries or other affiliates or any of their respective Representatives not to, do or permit to occur any of the following (directly or indirectly):

(a)	solicit, initiate, encourage or facilitate the making of any inquiries or proposals regarding any Acquisition Proposal;

(b)	encourage or participate in any discussions or negotiations regarding any Acquisition Proposal;

(c)	agree to, approve or recommend any Acquisition Proposal;

(d)	withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or the Offeror the approval and recommendation by the Board of Directors of the Offer or this Agreement, or

(e)	enter into any agreement, letter of intent or similar document contemplating or otherwise related to any Acquisition Proposal.

(2) Company will, and will cause its Representatives, its Subsidiaries and other affiliates and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and the Offeror) with respect to any Acquisition Proposal. Subject to section 2.2(4) below, Company will immediately close to persons other than Parent any data rooms that may be open. Company will not release any person from any confidentiality, standstill or similar agreement to which Company and such person are party, except as permitted by this section 2.2. Company shall immediately request the return or destruction of all information provided to any person (other than Parent) that has entered into a confidentiality agreement with Company relating to any Acquisition Proposal and will use its reasonable efforts to ensure that such requests are honoured.

(3) Company will immediately notify Parent of any Acquisition Proposal, any bona fide inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, or any request for non-public information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any Subsidiary by any person in circumstances where it knows, or ought reasonably to know, that such information will be used by the recipient in connection with, or in order to propose, make or evaluate the making of, an Acquisition Proposal; such notice will include the material terms and conditions of such Acquisition Proposal, inquiry, proposal, discussion, negotiation or request. Such notice to Parent shall be made orally and in writing and shall indicate such details of the proposal, inquiry or contact as Parent may reasonably request, including the identity of the person making such proposal, inquiry or contact and the terms and conditions of such Acquisition Proposal, inquiry, proposal, discussion, negotiation or request. Company shall keep Parent informed of the status and general progress (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Parent fully informed as to the details of any information requested of or provided by Company and as to the details of all discussions or negotiations.

(4) Company will not make available, after the date hereof, any information to any person (other than Parent and the Offeror) in connection with any potential or actual Acquisition Proposal. Notwithstanding the foregoing sentence, if the Board of Directors receives a request for non-public information from a person who proposes to Company an unsolicited bona fide Acquisition Proposal after the date of this Agreement and the Board of Directors determines in good faith that such proposal, if consummated in accordance with its terms, is reasonably likely to constitute a Superior Proposal and that the provision of such non-public information to such person is required for the Board of Directors to comply with its fiduciary duties under applicable Law and if, prior to providing such person with access to such non-public information, Company provides Parent with written notice of the identity of such person and of Company’s intention to provide such party with access to information, then, and only in such case, Company may, subject to the execution by such person of a confidentiality agreement substantially similar to the Confidentiality Agreement, provide such person with access to such non-public information regarding Company. Company shall send a copy of any such confidentiality agreement to Parent as soon as is practicable upon its execution. Further, Company shall provide to Parent any information provided to a third party after the date hereof for the purpose of assisting that third party in making an offer or proposal to Shareholders which has not been previously made available to Parent.

(5) Company will not approve, recommend or enter into any agreement regarding a Superior Proposal (the “ProposedAgreement”) except in accordance with the following: notwithstanding any other provision of this section 2.2, Company may approve or recommend, or enter into a Proposed Agreement if (A) none of Company, its Representatives, any of its Subsidiaries or other affiliates or any of their respective Representatives has violated any of the provisions of this section 2.2, (B) Company provides Parent with written notice at least five days prior to any meeting of the Board of Directors at which the Board of Directors will consider approval of the underlying Acquisition Proposal together with a complete copy of the Proposed Agreement, and during such five-day period, Company causes its financial and legal advisors to negotiate in good faith with Parent in an effort to make such adjustments in the terms and conditions of this Agreement or the Offer as would enable Company to proceed with the transactions contemplated hereby on such adjusted terms, (C) notwithstanding such negotiations and adjustments pursuant to clause (B) above, the Board of Directors makes the determination necessary for the underlying Acquisition Proposal to constitute a Superior Proposal or Parent fails to effectuate adjustments in the terms and conditions of this Agreement or the Offer in a binding manner within the required time such that an Acquisition Proposal remains a Superior Proposal, as determined by the Board of Directors, (D) such approval, recommendation or entry into the Proposed Agreement is required for the Board of Directors to comply with its fiduciary duties under applicable Law, (E) Company does not approve or recommend or enter into the Proposed Agreement at any time prior to the lapse of the five-day period described in subclause (B) above and the Board of Directors thereafter determines that the underlying Acquisition Proposal constitutes a Superior Proposal, and (F) not later than the earlier of the approval or recommendation of any such Superior Proposal or the execution and delivery of any such Proposed Agreement, Company makes the payments, if any, required to be made to Parent pursuant to section 3.1. Without limitation, if Parent agrees to amend this Agreement or the Offer as provided above and within the time frame provided above, such that the Proposed Agreement no longer constitutes a Superior Proposal, Company will not enter into the Proposed Agreement.

(6) Company will ensure that its Representatives, its Subsidiaries and other affiliates and their respective Representatives are aware of the provisions of this section 2.2, and Company will be responsible for any breach of this section 2.2 by such persons.

2.3	Access to Information

        Subject to the Confidentiality Agreement and upon reasonable notice, Company will (and will cause each of its Subsidiaries to) afford Parent’s Representatives access, at all reasonable times during the Pre-Acquisition Period, to its properties, books, contracts and records as well as to its management personnel, employees and agents or advisors and, during such period, Company will (and will cause each of its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request and Parent will hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Such access may include access to perform reasonable environmental site assessments and environmental sampling activities. However, such access shall not affect the representations and warranties made by Company in this Agreement. Prior to their filing, Company shall furnish as promptly as practicable to Parent a draft of each form, report, schedule, proxy statement, circular, statement, prospectus and other document (including all exhibits thereto) in the form to be filed by it or its Subsidiaries pursuant to the requirements of applicable Laws, including applicable securities Laws, the CBCA or stock exchange requirements. Company shall cause the officers and employees of Company and its Subsidiaries, in a manner consistent with the fulfillment of their ongoing duties and obligations, to furnish such additional financial and operating data and other information and respond to such inquiries as Parent from time to time reasonably requests.

2.4	Financial Statements

        Prior to the Expiry Time, Company will prepare the annual consolidated financial statements of Company for the year ended December 31, 2005 and related MD&A and file them with the Ontario Securities Commission such that the financial statements:

(1) comply as to form in all material respects with the published rules, regulations, policies and notices of the Canadian securities regulatory authorities applicable thereto;

(2) are prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements);

(3) fairly present the consolidated financial position of Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Company and its Subsidiaries for the periods covered thereby; and

(4) reflect adequate provision for liabilities of Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

2.5	Structure of Transaction

        Company will cooperate with Parent in structuring the acquisition by the Offeror of Company in a tax efficient manner, provided that such structuring will not be effective until immediately before the Offeror first takes up any Shares under the Offer and will not have a Material Adverse Effect, delay satisfaction of the conditions of the Offer (other than those relating to Company’s performance of its obligations under this Agreement) or impede or hinder the Offer.

SECTION 3 – COMPENSATION FEE

3.1	Compensation Fee

(1) Company shall pay to Parent a fee in the amount of $12,000,000 (the “Termination Fee”), in immediately available funds to an account designated by Parent, if but only if the conditions set out in paragraph (a) or (b) below are satisfied:

(a)	where, at any time during the Pre-Acquisition Period:

(i)	Company enters into any agreement (other than a confidentiality agreement entered into as contemplated by section 2.2(4)) in connection with, or consummates, any Acquisition Proposal; and

(ii)	Company is released from its obligations under this Agreement (except for its obligations under section 3.1(1) and section 3.1(2)) and the Sellers are released from their obligations under the Deposit Agreement;

or

(b)	where either:

(i)	a Higher Proposal is consummated at any time on or before the date that is nine months after the Expiry Time; or

(ii)	Company enters into any agreement (other than a confidentiality agreement in accordance with section 2.2(4)) in connection with any Higher Proposal at any time on or before the date that is six months after the Expiry Time and such Acquisition Proposal (as originally existing or as amended) is consummated at any time but, for purposes of this paragraph (b) the Termination Fee shall be payable only if:

(x)	Company terminated this Agreement in accordance with section 5.1(1)(b)(i) or section 5.1(1)(b)(ii); or

(y)	Parent terminated this Agreement in accordance with section 5.1(1)(c)(ii) or section 5.1(1)(c)(iii), where Parent’s termination was as a result of action by the Board of Directors to withdraw, or modify or amend in a manner adverse to Parent or the Offeror, its approval of the Agreement or recommendation of the Offer.

“Higher Proposal” means an Acquisition Proposal that results in a transaction that is financially superior for Shareholders than the Offer.

(2) Company shall pay any Termination Fee:

(a)	payable pursuant to section 3.1(1)(a), within one business day after the later of the date Company has entered into the agreement or consummated the Acquisition Proposal referred to in section 3.1(1)(a)(i) and the date the releases of obligations required by section 3.1(1)(a)(ii) have become effective; and

(b)	payable pursuant to section 3.1(1)(b), within one business day after consummation of the Higher Proposal referred to in section 3.1(1)(b)(i) or (ii), as the case may be, and only if the conditions in 3.1(1)(b)(x) or (y) are satisfied.

(3) Company shall pay to Parent, within three business days after Parent submits an invoice therefor, an amount equal to all verifiable out-of-pocket expenses incurred by Parent and/or the Offeror in connection with this Agreement and the Deposit Agreement and the transactions contemplated under this Agreement and the Deposit Agreement to a maximum of US $5,000,000 (the “Expense Amount”), in immediately available funds to an account designated by Parent, if Parent terminates this Agreement by reason of the failure of the condition in paragraph (d) or paragraph (e) of Schedule B-1 of this Agreement or the condition in paragraph (e) or paragraph (f) of Schedule B-2 of this Agreement to be satisfied. Notwithstanding the foregoing, if Company is required to pay the Termination Fee, then Company will not be required to pay the Expense Amount.

(4) Company acknowledges that the amounts payable under this section 3.1 in respect of a Fee Event represent liquidated damages which are a genuine pre-estimate of damages, including opportunity costs, which the Parent will suffer or incur as a result of the Fee Event and are not a penalty. Company irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the parties agree that the compensation or damages to be received pursuant to this section 3.1 is the sole remedy in compensation or damages of Parent and the Offeror in those circumstances in which the compensation or damages are payable; provided, however, that nothing contained in this section 3.1 shall relieve or have the effect of relieving Company in any way from liability for damages incurred or suffered by Parent or the Offeror as a result of an intentional or wilful breach of this Agreement, including the intentional or wilful making of a misrepresentation in this Agreement (including the Schedules).  Nothing herein shall preclude Parent or the Offeror from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements of Company set forth in this Agreement or otherwise to obtain specific performance of any such covenant or agreements, without the necessity of posting bond or security in connection therewith.

SECTION 4 – REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Company

        Company represents and warrants to Parent and the Offeror as set out in Schedule D-1 to this Agreement and acknowledges that Parent and the Offeror are relying upon such representations and warranties in connection with the entering into of this Agreement and the making of the Offer.

4.2	Representations and Warranties of Parent

        Parent represents and warrants to Company as set out in Schedule D-2 to this Agreement and acknowledges that Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

SECTION 5 – TERMINATION AND AMENDMENT

5.1	Termination

(1) This Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written consent of Parent and Company, by action of their respective boards of directors;

(b)	by Company if:

(i)	the Offeror has not mailed the Offer Documents on or before the Outside Mailing Date in accordance with section 1.1(2)(d); or

(ii)	the Offeror has not taken up Shares deposited under the Offer immediately following the Expiry Time and has not paid for Shares taken up under the Offer within one business day following the Expiry Time; provided that, if the take up and payment by the Offeror for Shares deposited under the Offer is delayed by the failure to satisfy the condition set out in paragraph (b) of Schedule B-2, as a result of any decree or order, or paragraph (c) of Schedule B-2, then this Agreement shall not be terminated by Company pursuant to this section 5.1(1)(b)(ii) until the earlier of: (A) 60days after the Expiry Time and (B) the third business day following the date on which such condition is satisfied;

and provided that Company may not terminate this Agreement on the basis of the foregoing if the event giving rise to the termination right shall have been caused by Company’s failure to perform any of its obligations under this Agreement or the breach of any representation or warranty made by Company in this Agreement; or

(c)	by Parent if:

(i)	the Deposit Agreement is terminated in accordance with its terms;

(ii)	the conditions to making the Offer as set out in Schedule B-1 are not satisfied or waived by Parent on or before the Outside Mailing Date;

(iii)	the conditions of the Offer as set out in Schedule B-2 are not satisfied or waived by the Offeror at or before the Expiry Time; or

(iv)	a Fee Event has occurred under section 3.1;

and provided that Parent may not terminate this Agreement on the basis of the foregoing if the event giving rise to the termination right shall have been caused by Parent’s failure to perform any of its obligations under this Agreement or the breach of any representation or warranty made by Parent in this Agreement.

(2) If this Agreement is terminated as provided in this section 5.1, this Agreement shall forthwith become void and there shall be no liability on the part of Parent or Company, except as set forth in section 3.1, and Parent may cause the Offeror to terminate or withdraw the Offer without any liability or further obligation. Nothing contained in this section 5.1 shall:

(a)	relieve any party from liability for the breach of any provision of this Agreement prior to the termination hereof and from any obligation to pay the fees set forth in section 3.1; or

(b)	except as provided in section 3.1(4), prejudice the rights of a party as a result of breach by the other party of its obligations under this Agreement (including any breach of the representations and warranties contained in this Agreement) or impair the right of any party to compel specific performance by any other party of its obligations to consummate the transactions contemplated hereby.

5.2	Amendment

        This Agreement may only be amended by written agreement of the parties.

SECTION 6 – GENERAL

6.1	Public Disclosure

        So long as this Agreement is in effect, Parent and Company shall consult with each other before issuing, and provide each other with a reasonable opportunity to review and comment upon, any press release or other public announcement with respect to the Offer or a Subsequent Acquisition Transaction (including a press release announcing the entering into of this Agreement) and shall not issue, or permit their respective affiliates or their Representatives to issue, any such press release or public announcement prior to such consultation, except as such release or announcement may, in the judgment of the releasing party, be required by the Laws of the United States or Canada or any state or province thereof or the rules or regulations of the Toronto Stock Exchange or the New York Stock Exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

6.2	Assignment

        This Agreement is not assignable by any party.

6.3	Binding Effect

        This Agreement is binding upon and will enure to the benefit of and be enforceable by the parties and their respective successors. No third party other than Offeror will have any rights under this Agreement except as set out in section 1.11 in respect of the Indemnified Managers.

6.4	Expenses

        Except as provided in section 3.1, each party will pay its own expenses incurred in connection with this Agreement and the completion of the transactions contemplated under this Agreement.

6.5	Time

        Time is of the essence of this Agreement in each and every matter or thing herein provided.

6.6	Notices

        Any written notice or other communications required or permitted to be given hereunder will be sufficiently given if delivered in person or if sent by fax, email or other electronic means (provided such transmission is recorded as being transmitted successfully and sender shall bear the burden of proof of delivery):

(a)	in the case of Parent as follows:

A. O. Smith Corporation 11270 West Park Place Milwaukee, WI 53224-9508

Fax No.: (414) 359-4143 Attention: W. David Romoser Email: dromoser@aosmith.com with a copy (which shall not constitute notice to Parent) to:

Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202-5367

Fax No.: (414) 297-4998 Attention: Patrick G. Quick Email: pgquick@foley.com

and

McMillan Binch Mendelsohn LLP BCE Place, Bay Wellington Tower 181 Bay Street, Suite 4400 Toronto, ON M5J 2T3

Fax No.: (416) 865-7048 Attention: Sean Farrell Email: sean.farrell@mcmbm.com

(b)	in the case of Company, as follows:

GSW Inc. Suite 1903, 20 Eglinton Avenue West Toronto, ON M4R 1K8

Fax No.: (905) 829-0092 Attention: James Hyde Email: jhyde@gsw.ca with a copy (which shall not constitute notice to Company) to:

Torys LLP	Ogilvy Renault
Suite 3000	Suite 3800
79 Wellington Street West	Royal Bank Plaza
TD Centre	South Tower
Toronto, ON	Toronto, ON
M5K 1N2	M5J 2Z4
Fax No.: (416) 865-7380	Fax No.: (416) 216-3930
Attention: Sharon Geraghty	Attention: Richard S. Sutin
Email: sgeraghty@torys.com	Email: rsutin@ogilvyrenault.com

or at such other address as the party to which such notice or other communication is to be given has last notified the other party giving same in the manner provided by this section 6.6 and, if so given, the same shall be deemed to have been received on the date of such delivery or sending thereof if sent or delivered during normal business hours on a business day at the place of receipt and, otherwise, on the next following business day (provided that if sent by fax such transmission is recorded as being transmitted successfully).

6.7	Governing Law

        This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

6.8	Injunctive Relief

        The parties agree that the remedy at law for any breach of the provisions of this Agreement will be inadequate and any party not in breach of the provisions of this Agreement, on any application to a court, will be entitled to temporary and permanent injunctive relief, specific performance and any other equitable relief against the party in breach of the provisions of this Agreement. The specific remedies contemplated in this section 6.8 are in addition to and without prejudice to any other remedy to which the party may be entitled under this Agreement, at law or in equity.

6.9	Currency

        Except as may be expressly indicated otherwise, all sums of money referred to in this Agreement and the Schedules hereto are expressed and will be payable in Canadian dollars.

6.10	Accounting Matters

        All accounting terms used in this Agreement shall have the meanings given to them under GAAP (applied on a consistent basis throughout the periods involved) and all determinations of an accounting nature required to be made in respect of Company will be made in a manner consistent with GAAP.

6.11	Knowledge

        Where a statement is made “to the knowledge of” a party or refers to information “known to” a party, it is based on information available to the senior officers of that party having involvement in its day-to-day operations after due inquiry and investigation.

6.12	Entire Agreement

        This Agreement and the documents referred to herein constitute the entire obligation of the parties with respect to the subject matter hereof and will supersede any prior expression of intent or understandings with respect to the subject matter hereof and the transactions contemplated hereby other than the Confidentiality Agreement.

6.13	Further Assurances

        Each party will, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as will be reasonably required to fully perform and carry out the terms and intent hereof.

6.14	Defence of Proceedings

        The parties shall vigorously defend (or shall cause to be vigorously defended) any legal proceedings brought against it or any of its Subsidiaries or their respective directors, officers or shareholders challenging this Agreement or the completion of the Offer or any other transaction contemplated under this Agreement. Company shall not settle or compromise (or permit any of its Subsidiaries to compromise or settle) any legal proceedings brought in connection with this Agreement, the Offer or any other transaction contemplated under this Agreement without the prior written consent of Parent, which consent shall not be unreasonably withheld.

6.15	Waiver and Modifications

        Any party may waive or consent to the modification of any of the obligations herein contained for its benefit. Any such waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing and executed by the party or parties granting such waiver or consent.

6.16	Schedules

        The following are the schedules to this Agreement:

Schedule A - Definitions
Schedule B-1 - Conditions to Making the Offer
Schedule B-2 - Conditions of the Offer
Schedule C - Holdco Share Purchase Agreement
Schedule D-1 - Representations and Warranties of Company
Schedule D-2 - Representations and Warranties of Parent

6.17	Severability

        Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction, and any such provision, to the extent invalid or unenforceable, will be replaced by a valid and enforceable provision which comes closest to the intention of the parties underlying such invalid or unenforceable provision.

6.18	Construction

        In this Agreement:

(a)	words denoting the singular include the plural and vice versa, and words denoting any gender include all genders;

(b)	the word “including” means “including without limitation”;

(c)	any reference to any statute will mean the statute in force, as amended from time to time, and any regulation in force thereunder, unless otherwise expressly provided;

(d)	the use of headings is for convenience of reference only and will not affect the construction of this Agreement;

(e)	when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period will be excluded; and

(f)	any tender of documents or money under this Agreement may be made upon the parties or their respective counsel.

6.19	Counterparts

        This Agreement may be signed in any number of counterparts (by facsimile or otherwise), each of which will be deemed to be original and all of which, when taken together, will be deemed to constitute one and the same instrument. It will not be necessary in making proof of this Agreement to produce more than one counterpart.

The parties have executed this Agreement.

A. O. SMITH CORPORATION
By: /s/ Paul W. Jones
Name: Paul W. Jones
Title: Chairman & Chief Executive Officer
GSW INC.
By: /s/ Peter Sharpe
Name: Peter Sharpe
Title: President & CEO
By: /s/ James Hyde
Name: James Hyde
Title: VP, Finance & CFO

Schedule A – Definitions

Acquisition Proposal means any proposal or offer from any person other than Parent or Offeror (in each case, whether or not in writing and whether or not delivered to the Shareholders generally) relating to (a) any direct or indirect acquisition or purchase of a substantial amount of assets of Company or any Subsidiary or of over ten percent of any class of the share capital, voting securities or other equity interests of Company or any Subsidiary, (b) any take-over bid, tender offer, exchange offer or similar transaction that, if consummated, would result in any person other than Parent or Offeror owning or controlling ten percent or more of any class of the share capital, voting securities or other equity interests of Company or any Subsidiary, (c) any merger, amalgamation, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any Subsidiary or (d) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Subsequent Acquisition Transaction.

affiliate means, with respect to a specified person, any person that controls, is controlled by or is under common control with such specified person. For this purpose, the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of securities, by contract or by any other means.

Agreement means this pre-acquisition agreement between Parent and Company, including the recitals and schedules hereto, as amended, supplemented or restated from time to time.

associate has the meaning given to such term in the Securities Act (Ontario).

beneficial ownership has the meaning given to such term in the Securities Act (Ontario).

Board of Directors means the board of directors of Company.

business day means a day (other than a Saturday or a Sunday) on which banks are open for business in Toronto, Ontario.

CBCA means the Canada Business Corporations Act.

Class A Common Shares means the Class A common shares in the capital of Company.

Class B Subordinate Voting Shares means the Class B subordinate voting shares in the capital of Company.

Code means the United States federal Internal Revenue Code of 1986, as amended.

Company means GSW Inc.

Company Benefit Plans means all “employee benefit plans” (within the meaning of section 3(3) of ERISA) and all equity-based, severance, employment, change in control, collective bargaining, bonus, incentive, deferred compensation, supplemental retirement and all other employee benefit plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, registered or unregistered, whether or not subject to ERISA, under which:

(a)	any employees or former employees (or any spouses, dependants, survivors or beneficiaries of any such employees or former employees), directors or officers, individuals working on contract with Company or any of its Subsidiaries or other individuals providing services to it of a kind normally provided by employees or eligible dependants of any of the foregoing persons has any present or contingent right to benefits which are contributed to, sponsored by or maintained by Company or any of its Subsidiaries; or

(b)	Company or any of its Subsidiaries has any present or contingent liability.

Company Documents means Company’s:

(a)	annual information form prepared as of February 23, 2005 in respect of the year ended December 31, 2004;

(b)	management information circular dated March 22, 2005; and

(c)	the Financial Statements and related management’s discussion and analysis.

Company IP means:

(a)	all domestic, foreign, registered and pending applications for patents, trademarks, service marks, copyrights, trade names, domain names and all material licences running to or from Company or any of its Subsidiaries relating to its or any Subsidiary’s business or owned by Company or any of its Subsidiaries;

(b)	all material common law trademarks, service marks, copyrights and copyrightable works (including databases, software and Internet site content), trade names, websites, URLs, brand names and logos; and

(c)	all trade secrets, inventions, formulae, data, improvements, know-how, confidential information, material computer programs (including any source code and object code) documentation, engineering and technical drawings, processes, methodologies, trade dress, and all other proprietary technology utilized in or incidental to the businesses of Company and its Subsidiaries and all common law rights relating to the foregoing.

Company Reports means each prospectus, management information circular, annual information form, material change report and the annual and interim consolidated financial statements and related management’s discussion and analysis of Company filed with the Ontario Securities Commission.

Compulsory Acquisition means the acquisition of Shares not deposited under the Offer pursuant to section 206 of the CBCA.

Confidentiality Agreement means the confidentiality agreement between Parent and Company dated May 10, 2005, as amended, supplemented or restated from time to time.

Contract means a contract, lease, instrument, note, bond, debenture, mortgage, agreement, arrangement or understanding, written or oral, to which Company, or any of its Subsidiaries, is a party or under which Company or any of its Subsidiaries is bound, has unfulfilled obligations or contingent liabilities or is owed unfulfilled obligations, whether known or unknown, and whether asserted or not.

Deposit Agreement means the Deposit Agreement dated the same date as this Agreement between Parent and the Sellers, including the recitals and schedules thereto, as amended, supplemented or restated from time to time.

Directors Circular means the directors circular of the Board of Directors to be prepared and delivered to Shareholders in respect of the Offer as required by applicable securities Laws.

Disclosure Statement means the disclosure statement provided by Company to Parent prior to the execution of this Agreement and signed by Company and Parent. [This Disclosure Statement has been omitted from this filing in accordance with Regulation S-K Item 601(b)(2)(17 C.F.R. §229.601(b)(2)). A.O. Smith Corporation agrees to furnish supplementally a copy of this statement to the Securities and Exchange Commission upon its request.]

Effective Time means the time at which the Offeror first takes up and pays for Shares under the Offer and the directors of Company have resigned as contemplated under section 1.10(a) such that the Board of Directors may immediately be duly and validly reconstituted in accordance with applicable corporate Law requirements and the by-laws of Company through the appointment of the Offeror’s nominees in their stead.

Encumbrance means any security interest, pledge, mortgage, option, lien (including environmental or tax liens), assessment, lease, charge, encumbrance, adverse claim, preferential arrangement, condition, equitable interest, right of first refusal or restriction of any kind, including any (a) shareholders’ agreement, voting trust, proxy, power of attorney or similar instrument affecting the shares of Company or any Subsidiary and (b) restriction affecting the ability of any holder of the shares of Company or any Subsidiary to exercise all ownership rights thereto.

Environmental Laws means all applicable Laws relating to the environment, natural resources or employee health or safety, including any such Laws and applicable and enforceable guidelines, policies and codes published by a Governmental Authority relating to Hazardous Substances, including the storage, generation, use, handling, control, manufacture, processing, labelling, deposit, disposal, transport, remediation, discharge or release of Hazardous Substances.

ERISA means the U.S. federal Employee Retirement Income Security Act of 1974, as amended.

Existing Credit Facilities means the credit facilities described in note 7 of the notes to the consolidated financial statements of Company for the year ended December 31, 2004.

Existing Policy has the meaning given to such term in section 1.11.

Expiry Time means the expiry time of the Offer as contemplated under section 1.1(2)(a)(i) as extended from time to time in accordance with the terms of this Agreement.

Fee Event means any event or circumstance in which Company becomes obligated to pay the Termination Fee or the Expense Amount to Parent pursuant to section 3.1.

Financial Statements has the meaning given to such term in paragraph 11 of Schedule D-1.

GAAP means Canadian generally accepted accounting principles as set forth in the Handbook of the Canadian Institute of Chartered Accountants, as amended from time to time.

Governmental Authority means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

Hazardous Substance means any hazardous, dangerous or toxic substance, including petroleum (including crude oil or any fraction thereof), petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, toxic mould, urea-formaldehyde solvent, chemical and any other material, substance or thing that is regulated pursuant to any Environmental Law or that could result in liability under any Environmental Law and shall include any contaminant, pollutant, waste, hazardous waste, special waste or dangerous goods as defined under Environmental Laws.

Higher Proposal has the meaning given to such term in section 3.1(1).

Holdco, Holdco Election and Holdco Shareholders have the meanings given to such terms in section 1.2.

Indemnified Managers has the meaning given to such term in section 1.11.

Laws, in respect of any person, property, transaction or event, means all present and future laws, statutes, regulations, treaties, judgments and decrees applicable to that person, property, transaction or event and, whether or not having the force of law, all applicable requirements, requests, official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any Governmental Authority having or purporting to have authority over that person, property, transaction or event.

Material Contracts has the meaning given to such term in paragraph 16 of Schedule D-1.

Material Adverse Effect or Materially Adverse means, with respect to Company, a fact, circumstance, change, effect, occurrence, event or term that does or could reasonably be expected to:

(a)	materially and adversely affect the financial condition, operations, results of operations, business, assets, liabilities or capital of Company and its Subsidiaries, taken as a whole; or

(b)	prevent Company from performing its obligations under this Agreement;

provided, however, that a “Material Adverse Effect” or “Materially Adverse” shall not be deemed to mean or include any such fact, circumstance, change, effect, occurrence, event or term to the extent arising as a result of:

(i)	changes in general economic or political conditions or the securities markets, including changes in international financial or currency exchange markets, except, in each case, to the extent those changes disproportionately impact (relative to similarly situated businesses) the financial condition, operations, results of operations, business, assets, liabilities or capital of Company and its Subsidiaries, taken as a whole;

(ii)	changes affecting generally the industries in which Company or any of its Subsidiaries conducts business, except, in each case, to the extent those changes disproportionately impact (relative to similarly situated businesses) the financial condition, operations, results of operations, business, assets, liabilities or capital of Company and its Subsidiaries, taken as a whole;

(iii)	the announcements of the transactions contemplated by this Agreement or other communication by Parent of its plans or intentions with respect to any of the businesses of Company or any of its Subsidiaries;

(iv)	the consummation of the transactions contemplated by this Agreement or any actions by Parent taken pursuant to this Agreement;

(v)	any change in the market price or trading volume of the shares of Company;

(vi)	any failure by Company to meet any earnings estimates of equity analysts, if any, for any period; or

(vii)	any rights of any lender, creditor, property owner or other person in relation to Company or any of its Subsidiaries on any happening by reason of a change of control of any of them including by reason of the transactions contemplated by this Agreement to the extent the existence of such rights does not constitute a breach of a representation or warranty of Company in this Agreement.

Minimum Tender Condition has the meaning given to such term in paragraph (a) of Schedule B-2 to this Agreement.

Offer means an offer to all of the Shareholders to acquire all of the outstanding Shares on the terms and subject to the conditions contained in this Agreement, including any amendment or extensions of the Offer as permitted under the terms of this Agreement.

Offer Documents means the take-over bid circular, letter of transmittal, notice of guaranteed delivery and other documents to be prepared by the Offeror for delivery to Shareholders in respect of the Offer as required by applicable securities Laws.

Offeror means a direct or indirect wholly-owned subsidiary of Parent to be incorporated under the CBCA.

Outside Mailing Date has the meaning given to such term in section 1.1(2)(d).

Parent means A. O. Smith Corporation.

Permitted Liens means the following types of liens:

(a)	liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and are disclosed in the Disclosure Statement, in each case, for which adequate reserves have been established in accordance with GAAP;

(b)	statutory or common law liens in favour of carriers, warehousemen, mechanics and materialmen to secure claims for labour, materials or supplies, liens in favour of landlords, lessors and other like liens arising as a result of obligations that arose in the ordinary course of business and either are not more than one hundred twenty days past due or are being contested in good faith by appropriate proceedings;

(c)	with respect to any assets other than the real property, deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar legislation, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature incurred in the ordinary course of business as to which adequate reserves have been established;

(d)	utility easements, building restrictions and such other encumbrances or charges against real property which are of a nature generally existing with respect to properties of a similar character and which do not materially affect the marketability of the same or interfere with the use thereof in the business of such person; and

(e)	recorded liens.

person means and includes any individual, sole proprietorship, partnership, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a trustee, executor, administrator or other legal representative and any Governmental Authority or any agency or instrumentality thereof.

Pre-Acquisition Period means the period from the time of the execution and delivery of this Agreement by the parties and the time at which the Offeror first takes up and pays for Shares under the Offer and the directors of Company have resigned as contemplated under section 1.10(a) such that the Board of Directors may immediately be duly and validly reconstituted in accordance with applicable corporate Law requirements and the by-laws of Company through the appointment of the Offeror’s nominees in their stead, subject to the earlier termination of this Agreement in accordance with section 5.1.

Proposed Agreement has the meaning given to that term in section 2.2(5).

Recorded Shareholders has the meaning given to that term in section 1.6.

Reinsurance Contracts has the meaning given to that term in paragraph 25 of Schedule D-1.

Representatives means a person’s officers, employees, legal counsel, accountants and other authorized representatives and advisors.

Sellers means Valleydene Corporation Limited and Gardiner Group Capital Limited and Seller means either of them.

Shareholders means holders of Shares.

Shares means Class A Common Shares and Class B Subordinate Voting Shares in the capital of Company.

Subsequent Acquisition Transaction means an amalgamation, statutory arrangement or other transaction by which the Offeror may acquire Shares not deposited pursuant to the Offer in accordance with applicable Law.

Subsidiaries means GSW Holdings, Inc., GSW Industries Inc., American Water Heater Holdings, Inc., American Water Heater Company, Flame Guard Water Heaters, Inc., GSW Water Products Inc. and Winston Park Insurance Company Ltd. and the corporation formed pursuant to section 1.4.

subsidiary has the meaning given to such term in the Securities Act (Ontario).

Superior Proposal means an unsolicited bona fide Acquisition Proposal made in writing that is submitted after the date of this Agreement and prior to the date that Offeror takes up any Shares tendered pursuant to the Offer in respect of which a majority of the members of the Board of Directors has concluded in good faith, after consultation with and receipt of advice from its financial advisors and outside legal counsel and taking into account all the terms and conditions of such proposal (including any expense reimbursement provisions, termination fees and conditions), as follows:

(a)	adequate financing arrangements have been made to effect payment under the terms of the Acquisition Proposal;

(b)	the Acquisition Proposal is reasonably capable of being completed without material impediment (financial, regulatory, legal proceedings or otherwise) and is reasonably likely to be consummated; and

(c)	the Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction that is financially superior for Shareholders than the Offer.

Tax or Taxes have the meanings given to such terms in paragraph 21 of Schedule D-1.

Tax Act means the Income Tax Act (Canada).

Tax Returns includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

Schedule B-1 – Conditions to Making the Offer

(a)	no event shall have occurred or circumstance shall exist which would make it impossible or impracticable to satisfy one or more conditions of the Offer set forth in Schedule B-2;

(b)	no event, change, effect, condition, fact or circumstance shall have occurred or come into effect or existence after the date of this Agreement, including any event, change, effect, condition, fact or circumstance that reflects a change in the matters disclosed to Parent in the Available Information, in the Company Documents or in the Financial Statements, that, individually or in the aggregate, has a Material Adverse Effect;

(c)	there shall not have occurred, developed or come into effect or existence on or prior to February 23, 2006 (i) any event, action, state, condition, terrorist event, war or financial occurrence of national or international consequence or any Law, action, inquiry or other occurrence of any nature whatsoever which materially adversely affects, or may materially adversely affect, the financial markets in Canada or the United States generally, (ii) any material change in Canadian or U.S. currency exchange rates or a suspension of, or limitation on, the markets therefor, (iii) any declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States, (iv) any material limitation (whether or not mandatory) by any Governmental Authority on the extension of credit by banks or other lending institutions in Canada or the United States, or (v) in the case of any of the foregoing existing as of the date of this Agreement, any acceleration or worsening thereof;

(d)	the representations and warranties of Company set forth in paragraphs 2 and 3 of Schedule D-1 of this Agreement shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and on the date the Offer Documents are mailed pursuant to section 1.1(2)(d) of this Agreement; and each of the other representations and warranties of Company set forth in this Agreement, including Schedule D-1 (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty), shall be true and correct in all respects as of the date of this Agreement and as of the date the Offer Documents are mailed pursuant to section 1.1(2)(d) of this Agreement, except where such failures of the representations and warranties to be true and correct in all respects, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and a certificate from two senior officers of Company (in their capacity as officers and not in their personal capacity and without liability) to such effect shall have been delivered to Parent and the Offeror;

(e)	Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the date the Offer Documents are mailed pursuant to section 1.1(2)(d) of this Agreement, and a certificate from two senior officers of Company (in their capacity as officers and not in their personal capacity and without liability) to such effect shall have been delivered to Parent and the Offeror;

B-1-1

(f)	the representations and warranties of the Sellers in the Deposit Agreement shall have been, as of the date made, and be on the date the Offer Documents are mailed pursuant to section 1.1(2)(d) of this Agreement, true and correct (or, if not already qualified by a materiality concept, true and correct in all material respects) and the Sellers shall have performed in all material respects all obligations and complied in all material respects with all covenants contained in the Deposit Agreement and a certificate from a senior officer of each Seller to such effect shall have been delivered by the Sellers to Parent and the Offeror;

(g)	the Board of Directors shall have prepared and approved in final form and delivered to the Offeror the Directors Circular containing the determination and recommendation referred to in section 1.3(1)(b) of this Agreement, and the Board of Directors or any committee thereof shall not have (i) withdrawn, or modified or amended in a manner adverse to Parent or the Offeror its approval or recommendation of the Agreement or the transactions contemplated hereby, including the Offer, (ii) approved or recommended any Acquisition Proposal or (iii) adopted any resolution to effect any of the foregoing;

(h)	(i) no Law shall have been enacted, promulgated or applied and (ii) no act, action, suit or proceeding shall have been initiated or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law:

(A)	that could, directly or indirectly, cease trade, enjoin, prohibit, materially delay or impose material limitations, costs, damages or conditions on the purchase by or the sale to the Offeror of the Shares or the right of the Offeror to own or exercise full rights of ownership of the Shares;

(B)	that has a Material Adverse Effect; or

(C)	that could prevent completion by the Offeror of a Subsequent Acquisition Transaction on the basis of a simple majority of minority approval with the Offeror being entitled to vote all the Shares acquired by it pursuant to the Offer;

provided that, in the judgment of the Offeror acting reasonably, there is a reasonable risk that the circumstances referred to above would result in the occurrence of any of the consequences referred to in (A), (B) or (C) and provided further that the Offeror shall not be required to take up any pay for the Shares deposited under the Offer as a result of any act, action, suit or proceeding taken by a private person only if such act, action, suit or proceeding shall have been decided in favour of such private person as evidenced by an order, ruling or decision by any domestic or foreign court or tribunal or government agency or other regulatory authority or administrative agency or commission in Canada or elsewhere having jurisdiction in respect of the Offeror or the Offer;

B-1-2

(i)	no cease trade order, injunction, or other prohibition at Law shall exist against the Offeror making the Offer or taking up and paying for Shares deposited under the Offer; and

(j)	no Fee Event shall have occurred under section 3.1 of this Agreement.

B-1-3

Schedule B-2 – Conditions of the Offer

(a)	there shall have been validly deposited under the Offer and not withdrawn such number of:

(i)	Class A Common Shares which constitute at least 66?% of the issued and outstanding Class A Common Shares (on a fully diluted basis); and

(ii)	Class B Subordinate Voting Shares which constitute at least 66?% of the issued and outstanding Class B Subordinate Voting Shares (on a fully diluted basis);

(together, the “Minimum Tender Condition”)

(b)	there shall not exist any prohibition at Law against the Offeror making the Offer or taking up and paying for any Shares deposited under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction;

(c)	(i) no Law shall have been enacted, promulgated or applied and (ii) no act, action, suit or proceeding shall have been initiated or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law:

(A)	that could, directly or indirectly, cease trade, enjoin, prohibit, materially delay or impose material limitations, costs, damages or conditions on the purchase by or the sale to the Offeror of the Shares or the right of the Offeror to own or exercise full rights of ownership of the Shares;

(B)	that has a Material Adverse Effect; or

(C)	that could prevent completion by the Offeror of a Subsequent Acquisition Transaction on the basis of a simple majority of minority approval with the Offeror being entitled to vote all the Shares acquired by it pursuant to the Offer;

provided that, in the judgment of the Offeror acting reasonably, there is a reasonable risk that the circumstances referred to above would result in the occurrence of any of the consequences referred to in (A), (B) or (C) and provided further that the Offeror shall not be required to take up any pay for the Shares deposited under the Offer as a result of any act, action, suit or proceeding taken by a private person only if such act, action, suit or proceeding shall have been decided in favour of such private person as evidenced by an order, ruling or decision by any domestic or foreign court or tribunal or government agency or other regulatory authority or administrative agency or commission in Canada or elsewhere having jurisdiction in respect of the Offeror or the Offer;

B-2-1

(d)	no event, change, effect, condition, fact or circumstance shall have occurred or come into effect or existence after the date of this Agreement, including any event, change, effect, condition, fact or circumstance that reflects a change in the Available Information, in the Company Documents or in the Financial Statements, that, individually or in the aggregate, has a Material Adverse Effect;

(e)	the representations and warranties of Company set forth in paragraphs 2 and 3 of Schedule D-1 of this Agreement shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and at the time immediately prior to the Expiry Time; and each of the other representations and warranties of Company set forth in this Agreement, including Schedule D-1 (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty), shall be true and correct in all respects as of the date of this Agreement and at the time immediately prior to the Expiry Time, except where such failures of the representations and warranties to be true and correct in all respects, individually or in the aggregate, would not have a Material Adverse Effect; and a certificate from two senior officers of Company (in their capacity as officers and not in their personal capacity and without liability) to such effect shall have been delivered to Parent and the Offeror;

(f)	Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Expiry Time, and a certificate from two senior officers of Company (in their capacity as officers and not in their personal capacity and without liability) to such effect shall have been delivered to Parent and the Offeror;

(g)	the representations and warranties of the Sellers in the Deposit Agreement shall have been, as of the date made, and be, at the time immediately prior to the Expiry Time, true and correct (or, if not already qualified by a materiality concept, true and correct in all material respects) and the Sellers shall have performed in all material respects all obligations and complied in all material respects with all covenants in the Deposit Agreement and a certificate from a senior officer of each Seller to such effect shall have been delivered by the Sellers to Parent and the Offeror;

(h)	neither this Agreement nor the Deposit Agreement shall have been terminated, and no event shall have occurred that gives Parent the right to terminate this Agreement or the Deposit Agreement; and

(i)	the Board of Directors or any committee thereof shall not have withdrawn or modified in a manner adverse to the Offeror its recommendation that Shareholders accept the Offer (including by amendment of the Directors’ Circular), and the Board of Directors or any committee thereof shall not have (i) withdrawn, or modified or amended in a manner adverse to Parent or the Offeror its approval or recommendation of the Agreement or the transactions contemplated hereby, (ii) approved or recommended any Acquisition Proposal or (iii) adopted any resolution to effect any of the foregoing.

B-2-2

It is understood and agreed by the parties to the Agreement that the foregoing conditions are for the exclusive benefit of the Offeror. The Offeror may assert any of the foregoing conditions at any time regardless of the circumstances. The Offeror may waive any of the foregoing conditions in whole or in part from time to time, both before and after the Expiry Time, without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Offeror concerning the events described in this Schedule B-2 will be final and binding upon the parties.

B-2-3

Schedule C – Holdco Share Purchase Agreement

HOLDCO SHARE PURCHASE AGREEMENT

This Agreement is made as of •, 2006, between

•, [a corporation existing under the laws of •] (“Vendor”)

and

•, a corporation existing under the laws of Canada (“Offeror”)

RECITALS

A.	Vendor is the beneficial owner of all of the issued and outstanding shares (“Holdco Shares”) of •(“Holdco”).

B.	Holdco is the registered holder of • Class A Common Shares and • Class B Subordinate Voting Shares (“Subject Shares”) of GSW Inc. (“Company”).

C.	Vendor has agreed to sell and the Offeror has agreed to purchase the Holdco Shares upon the terms and conditions set out in this Agreement.

Certain capitalized terms used but not defined in this Agreement have the meanings given to them in the offering circular of the Offeror dated •, 2006.

FOR VALUE RECEIVED, the parties hereby agree as follows:

SECTION 1 – AGREEMENT TO SELL

1.1	Purchase and Sale of the Holdco Shares

        Subject to the terms and conditions of this Agreement, the Vendor covenants and agrees to sell, assign and transfer to the Offeror and the Offeror covenants and agrees to purchase from the Vendor the Holdco Shares at a price equal to the product of: (a) $• and (b) the number of Subject Shares held by Holdco.

        The closing of the purchase and sale of the Holdco Shares will take place as contemplated in section 3 of this Agreement on the day that the Offeror takes up Shares under the terms of the Offer (the “Closing Date”), except that the closing shall be completed in escrow no later than two business days prior to the expiry date of the Offer and shall become effective as of the Closing Date.

SECTION 2 – REPRESENTATIONS AND WARRANTIES OF VENDOR

2.1	Representations and Warranties of Vendor

        The Vendor represents and warrants as follows and acknowledges that the Offeror is relying upon such representations and warranties in connection with the entering into of this Agreement and the purchase by the Offeror of the Holdco Shares:

(a)	[Vendor is a corporation duly incorporated and validly existing under • and has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under the terms of this Agreement] [NTD: Revise if Vendor is not a corporation];

(b)	this Agreement has been duly authorized, executed and delivered by Vendor and constitutes a valid and binding obligation of Vendor enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(c)	Holdco is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

(d)	neither the nature of its business nor the location or character of the property owned by Holdco requires Holdco to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any other jurisdiction;

(e)	the authorized capital of Holdco consists of •;

(f)	the Holdco Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of Holdco and are the only issued and outstanding securities of Holdco;

(g)	there are no:

(i)	options, warrants, conversion or exchange privileges, calls or other rights to acquires shares or other securities of Holdco of any nature whatsoever;

(ii)	agreements, arrangements, commitments or obligations to issue or sell any shares in the capital of Holdco; and

(iii)	securities or obligations of any kind convertible into or exchangeable for shares in the capital of Holdco;

(h)	Vendor:

(i)	is the beneficial owner of the Holdco Shares with good and marketable title thereto, free and clear of any and all Encumbrances;

(ii)	has the sole right to sell, assign, transfer and otherwise dispose of the Holdco Shares as provided in this Agreement; and

(iii)	has not granted or agreed to grant any proxy in respect of the Holdco Shares or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Holdco Shares;

(i)	none of the execution and delivery by the Vendor of this Agreement or the completion of the transactions contemplated under the terms of this Agreement or the compliance by the Vendor with its obligations under the terms of this Agreement will result in a breach of:

(i)	the constating documents of the Holdco; or

(ii)	any agreement or instrument to which Holdco is a party;

(j)	except as disclosed in writing to the Offeror before the date of this Agreement and accepted by the Offeror, acting reasonably, Holdco:

(i)	has directly held the Subject Shares since •;

(ii)	since its date of incorporation has carried on no business other than •;

(iii)	has no liabilities (whether accrued, absolute, potential, contingent or otherwise) or employees and owns or holds no property or assets or any interests therein of any nature or kind whatsoever other than the Subject Shares;

(iv)	is not a partner, co-tenant, joint venturer or otherwise a participant in any partnership, joint venture, co-tenancy or other similar jointly owned business;

(v)	is not a party to nor bound or affected by any agreements, commitments or understandings of any nature whatsoever, written or oral except for this Agreement; and

(vi)	is not a party to nor bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation;

(k)	Holdco:

(i)	has duly and timely filed its tax returns with the appropriate taxing or other governmental authority or agency or, if not timely filed, has paid any penalties imposed as a result thereof and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon (complete and correct copies of all such returns and other documents filed in respect of the three fiscal years of Holdco ending prior to the date hereof have been provided to the Offeror);

(ii)	has duly and timely paid all taxes, including all interest and penalties relating thereto, that are due and payable by it and there are no taxes that are not yet due and payable and that relate to periods ending on or prior to the date of this Agreement;

(iii)	has not requested, nor entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which:

(A)	to file any tax return covering any taxes for which Holdco is or may be liable;

(B)	Holdco is required to pay or remit any taxes or amounts on account of taxes; or

(C)	any taxing or other governmental authority or agency may assess or collect taxes for which Holdco is or may be liable;

(iv)	Canadian federal and provincial income tax assessments have been issued to Holdco covering all past periods up to and including the fiscal year ended • and there are no actions, suits, proceedings, investigations, audits or claims now pending or, after due inquiry, threatened, against Holdco in respect of any taxes and there are no matters under discussion, audit or appeal with any taxing or other governmental authority or agency relating to taxes;

(v)	has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any person, including, without limitation, any of its employees, officers and directors and any non-resident person, the amount of all taxes and other deductions, required by any applicable law, rule or regulation to be withheld from any such amount and has duly and timely remitted the same to the appropriate taxing or other governmental authority or agency;

(vi)	has not and will not settle or extinguish any debt or other obligation of Holdco on or prior to the Closing Date such that the provisions of sections 80-80.04 of the Tax Act apply or would apply thereto;

(vii)	there are no circumstances that could result in the application of section 78 of the Tax Act to Holdco; and

(viii)	Holdco is not a non-resident of Canada or a non-resident owned investment corporation for the purposes of the Tax Act;

(l)	the Vendor is not a non-resident of Canada for the purposes of the Tax Act;

(m)	there are no suits, actions, litigation, investigation, claim, complaint, grievance or proceeding, including appeals and applications for review, in progress, pending or threatened against or relating to Holdco or affecting its assets before any court, governmental department, commission, board, bureau, agency or arbitration panel;

(n)	Holdco has conducted its business in material compliance with all applicable law, rules and regulations of any governmental, administrative or regulatory authority, including any supranational authority, judgments, orders, rulings or awards of any court arbitrator or any governmental, administrative or regulatory authority;

(o)	no consent, waiver, approval, authorization, exemption, registration, licence or declaration of or by, or filing with, or notification to any governmental, administrative or regulatory authority is required to be made or obtained by Holdco or the Vendor in connection with:

(i)	the execution, delivery or enforcement of this Agreement; or (ii) the consummation of any transactions provided for herein;

(p)	Vendor has made available to the Offeror, the articles and by-laws of Holdco, including any and all amendments thereto and such articles and by-laws as so amended are in full force and effect and no amendments are being made to the same;

(q)	Vendor has made available to the Offeror, all books and records of Holdco, including the minute books and:

(i)	such books and records fairly and correctly set out and disclose in all material respects the financial position of Holdco and all financial transactions relating to Holdco have been accurately recorded in such books and records;

(ii)	the minute books include complete and accurate minutes of all meetings of the directors or shareholders of Holdco, held to date or resolutions passed by the directors or shareholders on consent, since the date of its incorporation; and

(iii)	the register of shareholders, register of transfers and register of directors of Holdco as set out in the minute books of Holdco are complete and accurate; and

(r)	Vendor has made available to the Offeror the financial statements of Holdco for the last •[five] years ended • , including statements of the financial position of Holdco as at the end of each such year, and such financial statements are fair and accurate in all respects.

SECTION 3 – CLOSING

3.1	Closing

        The closing of the purchase of the Holdco Shares shall take place on the Closing Date at the offices of • prior to the take-up and payment by the Offeror for the Shares tendered to the Offer. The Offeror agrees to give prior written notice to the Vendor of its intention to take up and pay for Shares tendered to the Offer.

        Upon closing, the Vendor shall deliver to the Offeror:

(a)	the certificates representing the Holdco Shares, duly endorsed for transfer in blank by the registered holder thereof;

(b)	the certificates representing the Subject Shares registered in the name of Holdco;

(c)	minute books, corporate seals and any other corporate and business books and records relating to Holdco;

(d)	a written opinion of legal counsel to the Vendor andHoldco, in form and substance reasonably acceptable to the Offeror;

(e)	resignations of each director and officer of Holdco; and

(f)	a certificate confirming that at the Closing Date:

(i)	the representations and warranties of the Vendor are true and correct; and

(ii)	all of the covenants and obligations of the Vendor under this Agreement have been performed or complied with in all material respects.

3.2	Survival of Vendor’s Representations and Warranties

        The representations and warranties made by the Vendor herein shall survive for a period of six years from the date of purchase of the Holdco Shares by the Offeror; provided, however, that any representations and warranties with respect to tax matters shall survive as to such tax matters until the last applicable limitation period under applicable tax laws (or, in the event of a reassessment, the settlement or resolution of all matters relating thereto). No investigations made by or on behalf of the Offeror or any of its authorized agents at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation, warranty or covenant made by the Vendor herein or pursuant hereto.

SECTION 4 – INDEMNITY

4.1	Indemnity

        The Vendor agrees to indemnify and save harmless each of the Offeror and its directors, employees, officers and affiliates, on an after-tax basis, from and against all liabilities, claims, losses, costs, damages, causes of action and expenses, including reasonable counsel’s fees and expenses (collectively, “Losses”), suffered or incurred by the Offeror as a result of or arising directly or indirectly from, or in consequence of:

(a)	any representation or warranty in this Agreement being untrue or incorrect;

(b)	the non-fulfillment of any covenant or agreement by the Vendor under this Agreement, except where such covenant or agreement is waived by Offeror;

(c)	any liabilities, duties or obligations of Holdco arising, directly or indirectly, as a result of or in connection with transactions or events which occurred prior to the closing of the purchase and sale of the Holdco Shares hereunder, including, without limitation, (i) all debts, obligations, liabilities, leases, contracts, commitments or engagements whatsoever and (ii) all liabilities in respect of income, capital, and other taxes and governmental charges and assessments; and

(d)	any act, action, suit or proceeding which shall have been taken or, to the Vendor’s knowledge, threatened before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere based upon any failure or alleged failure by Holdco to comply with applicable laws, including but not limited to Canadian securities laws, at any time prior to the date hereof.

4.2	Notice of Claim

        If a party (“Indemnified Party”) shall become aware of any claim, proceeding or other matter (“Claim”) in respect of which another party (“Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (“Third Party Claim”) or whether the Claim does not so arise (“Direct Claim”) and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. The omission to notify the Indemnifying Party shall not relieve the Indemnifying Party from any duty to indemnify the Indemnified Party unless (and only to the extent that) the omission to notify materially prejudices the ability of the Indemnifying Party to exercise its rights under this section 4 or results in an increase in the amount of Losses.

4.3	Direct Claims

        With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in accordance with the Arbitration Act (Ontario).

4.4	Third Party Claims

(1)     With respect to Third Party Claims, the Indemnifying Party shall have the right to undertake and control any proceedings or objection or other defence of any Third Party Claim (in which case, the proceeding or objection or other defence shall be at the expense of the Indemnifying Party and conducted through counsel chosen by the Indemnifying Party) and, in such case, the Indemnifying Party shall pursue any such proceedings or objection or other defence in a timely manner and in good faith and the following provisions of this section 4.4(1) will apply. Subject to applicable law, the Indemnifying Party shall provide to the Indemnified Party in a timely manner (i) any proposed written communications and other documents to be submitted to the relevant Governmental Authority or filed with a court in respect of any Third Party Claim for review by the Indemnified Party and (ii) copies of any correspondence received from any Governmental Authority relating to any Third Party Claim. The Indemnifying Parry shall consult with the Indemnified Party with respect to the materials provided pursuant to (i) above prior to the submission or filing thereof. The Indemnified Party shall provide to the Indemnifying Party any information with respect to the Third Party Claim as may become available to the Indemnified Party and the Indemnified Party shall cooperate with the Indemnifying Party to the extent reasonably requested in the conduct of all proceedings or objection or other defence relating to any Third Party Claim and related inquiries or investigations. The Indemnifying Party shall only be able to cease to defend, settle or otherwise dispose of any proceeding or objection or other defence relating to any Third Party Claim with the consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnifying Party shall inform the Indemnified Party of any proposed cessation, settlement or other disposition of any proceeding or objection or other defence relating to any Third Party Claim. While the Indemnifying Party is pursuing any proceeding or objection or other defence relating to any Third Party Claim, the Indemnified Party shall not have any right to settle any such proceeding or objection or other defence.

(2)     If, after having received the notice referred to in section 4.2 in respect of a Third Party Claim, the Indemnifying Party does not undertake any proceedings or objection or other defence of any Third Party Claim or if it does not pursue any such proceedings or objection or other defence in a timely manner and in good faith or if it proposes to cease to defend any such proceedings or objection or other defence, the Indemnified Party shall have the right to undertake and control any proceedings or objection or other defence of the Third Party Claim at its own expense using counsel of its own choice, and the following provisions of this section 4.4(2) will apply. Subject to applicable law, the Indemnified Party shall provide to the Indemnifying Party in a timely manner (i) any proposed written communications and other documents to be submitted to the relevant Governmental Authority or filed with a court in respect of any Third Party Claim for review by the Indemnifying Party and (ii) copies of any correspondence received from the Governmental Authority relating to any Third Party Claim. The Indemnified Party shall consult with the Indemnifying Party with respect to the materials provided pursuant to (i) above prior to the submission or filing thereof. The Indemnifying Party shall provide to the Indemnified Party any information with respect to any Third Party Claim as may become available to the Indemnifying Party and the Indemnifying Party shall cooperate with the Indemnified Party to the extent reasonably requested in the conduct of all proceedings or objection or other defence relating to any Third Party Claim. If, pursuant to this section 4.4(2), the Indemnified Party undertakes any proceedings or objection or other defence of any Third Party Claim, the Indemnified Party shall be able to cease to defend, settle or otherwise dispose of any such proceeding or objection or other defence without the consent of the Indemnifying Party, provided that the Indemnified Party has consulted with the Indemnifying Party in a timely manner with respect to such proposed cessation, settlement or other disposition.

(3)     The Indemnifying Party shall pay to the Indemnified Party all amounts for which the Indemnifying Party is liable pursuant to this section 4.4 promptly after the Indemnified Party incurs the Loss in respect of which such liability arises. The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

SECTION 5 – TAX RETURNS

5.1	Tax Returns

        On or before the statutory due date, the Vendor shall be responsible for preparing and filing, and the Offeror shall allow the Vendor to, on behalf of and in the name of Holdco, prepare and file all tax returns, elections, filings, forms or reports (the “Returns”) of Holdco required by law to be filed for Holdco’s taxation year ending on or before the closing of the purchase and sale of the Holdco Shares hereunder, and the Offeror shall cause Holdco to execute the Returns; provided that prior to filing any Returns, the Vendor shall have first supplied draft copies of the Returns to the Offeror for review and comment and shall only file the Returns upon obtaining the prior consent of the Offeror thereto.

SECTION 6 – GENERAL

6.1	Amendment

        This Agreement may only be amended by written agreement of the parties.

6.2	Assignment

        This Agreement is not assignable by any party.

6.3	Binding Effect

        This Agreement is binding upon and will enure to the benefit of and be enforceable by the parties and their respective successors.

6.4	Expenses

        Each party will pay their own expenses incurred in connection with this Agreement and the completion of the transactions contemplated under the terms of this Agreement.

6.5	Time

        Time is of the essence of this Agreement.

6.6	Notices

        Any written notice or other communications required or permitted to be given hereunder will be sufficiently given if delivered in person or if sent by fax, email or other electronic means (provided such transmission is recorded as being transmitted successfully and sender shall bear the burden of proof of delivery):

(a)	in the case of the Offeror as follows:

Offeror c/o A. O. Smith Corporation 11270 West Park Place Milwaukee, WI 5 3224-9508

Fax No.: (414) 359-4143 Attention: W. David Romoser Email: dromoser@aomith.com with a copy (which shall not constitute notice to the Offeror) to:

Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202-5367

Fax No.: (414) 297-4998 Attention: Patrick G. Quick Email: pgquick@foley.com

and

McMillan Binch Mendelsohn LLP BCE Place, Bay Wellington Tower 181 Bay Street Suite 4400 Toronto, ON M5J 2T3

Fax No.: (416) 865-7048 Attention: Sean Farrell Email: sean.farrell@mcmbm.com

(b)	in the case of Vendor, as follows:

• Fax No.: • Attention: • Email: •

with a copy (which shall not constitute notice to Vendor) to:

Torys LLP 79 Wellington Street West Suite 3000, TD Centre Toronto, Ontario M5K 1N2

Fax No.: (416) 865-7380 Attention: Sharon Geraghty Email: sgeraghty@torys.com or at such other address as the party to which such notice or other communication is to be given has last notified the other party giving same in the manner provided by this section 6.6 and, if so given, the same shall be deemed to have been received on the date of such delivery or sending thereof if sent or delivered during normal business hours on a business day at the place of receipt and, otherwise, on the next following business day (provided that if sent by fax such transmission is recorded as being transmitted successfully).

6.7	Governing Law

        This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

6.8	Injunctive Relief

        The parties agree that the remedy at law for any breach of the provisions of this Agreement will be inadequate and any party not in breach of the provisions of this Agreement, on any application to a court, will be entitled to temporary and permanent injunctive relief, specific performance and any other equitable relief against the party in breach of the provisions of this Agreement. The specific remedies contemplated in this section 6.8 are in addition to and without prejudice to any other remedy to which the party may be entitled under this Agreement, at law or in equity.

6.9	Currency

        Except as may be expressly indicated otherwise, all sums of money referred to in this Agreement are expressed and will be payable in Canadian dollars.

6.10	Entire Agreement

        This Agreement and the documents referred to herein constitute the entire obligation of the parties with respect to the subject matter hereof and will supersede any prior expression of intent or understandings with respect to the subject matter hereof and will supersede any prior expression of intent or understandings with respect to the transactions contemplated hereby.

6.11	Further Assurances

        Each party will, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as will be reasonably required to fully perform and carry out the terms and intent hereof.

6.12	Waiver and Modifications

        Any party may waive or consent to the modification of any of the obligations herein contained for its benefit. Any such waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing and executed by the party or parties granting such waiver or consent.

6.13	Date for any Action

        In the event that any date on which any action is required to be taken under this Agreement by any of the parties hereto is not a business day, such actions will be required to be taken on the next succeeding day which is a business day.

6.14	Severability

        Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction, and any such provision, to the extent invalid or unenforceable, will be replaced by a valid and enforceable provision which comes closest to the intention of the parties underlying such invalid or unenforceable provision.

6.15	No Third Party Beneficiaries

        Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

6.16	Construction

        In this Agreement:

(a)	words denoting the singular include the plural and vice versa, and words denoting any gender include all genders;

(b)	the word “including” means “including without limitation”;

(c)	any reference to any statute will mean the statute in force, as amended from time to time, and any regulation in force thereunder, unless otherwise expressly provided;

(d)	the use of headings is for convenience of reference only and will not affect the construction of this Agreement;

(e)	when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period will be excluded; and

(f)	any tender of documents or money under this Agreement may be made upon the parties or their respective counsel.

6.17	Counterparts

        This Agreement may be signed in any number of counterparts (by facsimile or otherwise), each of which will be deemed to be original and all of which, when taken together, will be deemed to constitute one and the same instrument. It will not be necessary in making proof of this Agreement to produce more than one counterpart.

The parties have executed this Agreement.

•
By: _____________________________________
Name: •
Title: •
By: _____________________________________
Name: •
Title: •
•
By: _____________________________________
Name: •
Title: •
By: _____________________________________
Name: •
Title: •

Schedule D-1 – Representations and Warranties of Company

No representation or warranty in this Schedule D-1 shall be qualified or otherwise affected by any fact or item disclosed to Parent in any manner unless such representation or warranty is expressly qualified by reference to some disclosure, and in that case, such representation or warranty shall be qualified or otherwise affected only by facts or items disclosed in the disclosure to which reference is expressly made. “Available Information” means (a) information set forth in the Disclosure Statement and (b) written information that Company made available to Parent in a data room at Company’s headquarters, and during Parent’s due diligence visits to Johnson City, Fergus, Barrie, Nobel, Atlanta and Knoxville, prior to the date of this Agreement.

1.	Organization and Qualification

        Each of Company and its Subsidiaries is a body corporate duly and validly incorporated, organized and existing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own its properties and conduct its business as currently owned and conducted. Each of Company and the Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except for any such failures that would not have a Material Adverse Effect.

2.	Corporate Records; Subsidiaries

        The corporate records and minute books of Company and its Subsidiaries contain minutes of all proceedings and resolutions of directors and shareholders and are maintained in all material respects in accordance with applicable Laws and full access thereto has been provided to Parent. Accurate and complete information regarding all of the Subsidiaries, together with the jurisdiction of incorporation and constating documents of each Subsidiary and the percentage of each Subsidiary’s outstanding share capital owned by Company or another Subsidiary, is part of the Available Information. The Disclosure Statement identifies each material Subsidiary of which Company and/or another Subsidiary do not in the aggregate own 100% of such Subsidiary’s outstanding share capital, other than directors’ qualifying shares. All of the outstanding shares and other ownership interests of the Subsidiaries are (a) held directly or indirectly by Company, (b) duly authorized, validly issued, fully paid and non-assessable, (c) free of pre-emptive (or similar) rights and registration rights and (d) are owned directly or indirectly by Company free and clear of any Encumbrance. Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any person other than the Subsidiaries. Except for the Subsidiaries, Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other person. No proceedings have been taken or authorized by Company or any of its Subsidiaries or, to Company’s knowledge, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of Company or any of its Subsidiaries.

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3.	Capitalization

        The authorized share capital of Company consists of an unlimited number of Class A Common Shares, an unlimited number of Class B Subordinate Voting Shares and an unlimited number of preferred shares (issuable in one or more series) of which 749,608 Class A Common Shares, 2,672,721 Class B Subordinate Voting Shares and no preferred shares are issued and outstanding as of the date hereof. All of the outstanding Shares are duly authorized, validly issued, fully paid and non-assessable.

        There is no form of plan, agreement, contract or instrument which will trigger any rights to acquire shares or other securities of Company or rights, entitlements or privileges in favour of any person upon the entering into of this Agreement or in connection with the making of the Offer.

        Except as set out in the Disclosure Statement, there are no:

(a)	options, warrants, conversion privileges, stock appreciation rights, stock-based performance units, profit sharing, phantom equity or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) (i) based upon the market value of the Shares, the cash offer price per Share to be paid in the Offer, revenue, value, book value, income or other attribute of Company or any Subsidiary or (ii) relating to the issuance, sale, subscription or transfer of any shares of Company or any Subsidiary or securities or obligations of any kind convertible into or exchangeable for any shares of Company or any Subsidiary;

(b)	bonds, debentures or other evidences of indebtedness of Company or any Subsidiary having the right to vote (or which are convertible for or exercisable into securities having the right to vote) with Shareholders on any matter;

(c)	current or prospective obligations of Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities or indebtedness of Company or any Subsidiary;

(d)	current or prospective obligations of Company or any Subsidiary with respect to the voting or disposition of any outstanding securities of Company or any Subsidiary;

(e)	current or prospective obligations of Company or any Subsidiary to provide funds to, make a capital contribution or investment in or loan to, or to assume any liability or obligation of, any person;

(f)	Encumbrances to which Company or any Subsidiary is a party or by which Company or any Subsidiary is bound relating to the issued or unissued shares of Company or any Subsidiary (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of Company from, or the casting of votes by, the Shareholders with respect to the Subsequent Acquisition Transaction) or granting to any person the right to elect, or to designate or nominate for election, a director to the Board of Directors or a member of the board of directors or similar supervisory body of any Subsidiary; and

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(g)	programs in place or outstanding obligations of Company or any Subsidiary (i) to repurchase, redeem or otherwise acquire any shares of Company or any Subsidiary or (ii) to vote or to dispose of any shares of any Subsidiary.

4.	Authority and Enforceability

        Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by the Board of Directors, and no other corporate approvals on the part of Company are necessary to authorize this Agreement and the transactions contemplated hereby (except for obtaining shareholder approval in respect of any Subsequent Acquisition Transaction). This Agreement has been duly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms.

5.	No Violations and Defaults

        The execution and delivery by Company of this Agreement, the performance by it of its obligations hereunder and the consummation of the Offer and the Subsequent Acquisition Transaction will not:

(a)	result in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase, sale or other material rights or payment or other material obligation under any provision of:

(i)	any certificate of incorporation, articles, by-laws or other constating documents of Company or any of its Subsidiaries;

(ii)	any applicable Law or any order, judgment or decree; or

(iii)	except as reflected in the Disclosure Statement, any Contract, licence, franchise, permit loan, government grant or guarantee or understanding to which Company or any of its Subsidiaries is a party or by which it is bound or subject or is the beneficiary, except in the case of this clause (iii) for any such violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, be Materially Adverse;

(b)	result in any right of termination or acceleration of indebtedness of Company or any of its Subsidiaries, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of Company or any of its Subsidiaries to cease to be available, except as would not, individually or in the aggregate, be Materially Adverse;

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(c)	result in any restriction, hindrance, impairment or limitation on the ability of Company or any of its Subsidiaries to carry on business as and where it is now being carried on;

(d)	result in the imposition of any Encumbrance upon any of the assets of Company or any of its Subsidiaries; and

(e)	result in any option or other right of first refusal becoming exercisable by any person or any price adjustment provision becoming exercisable by any person.

        No notice is required to be given by Company or its Subsidiaries to any person, and no consent, approval, order or authorization of or declaration or filing with any Governmental Authority is required on the part of Company or any of its Subsidiaries, except for those notices, consents, approvals, orders, authorizations, declarations and filings already made or obtained, in connection with the execution and delivery of this Agreement by Company, the performance by it of its obligations hereunder or the completion of the transactions contemplated hereby.

6.	Compliance

        Each of Company and its Subsidiaries has complied with, and none is in conflict with, in default (including cross defaults) under or in violation of:

(a)	its certificate of incorporation, articles, by-laws or other constating documents;

(b)	any applicable Law or any order, judgment or decree except for any such violations, breaches, defaults or other occurrences where neither the costs to comply nor the failure to comply would, individually or in the aggregate, be Materially Adverse; or

(c)	any Contract, agreement, licence, franchise, permit loan, government grant or guarantee or understanding to which Company or any of its Subsidiaries is a party or by which it is bound or subject or is the beneficiary, except for any such violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, be Materially Adverse.

Without limiting the generality of the foregoing, all securities of Company have been issued in compliance, in all material respects, with all applicable securities Laws.

7.	Licences

        Company and each Subsidiary owns, possesses, or has obtained and is in compliance with all licences, permits, certificates, approvals, orders, grants and other authorizations of or from any Governmental Authority necessary to conduct its businesses as now conducted, other than such failures to own, possess, obtain or be in compliance with where neither the costs to comply nor the failure to comply would, individually or in the aggregate, be Materially Adverse.

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8.	Restrictions on Business Activities

        There is no agreement, judgment, injunction, order or decree binding upon Company or any of its Subsidiaries that has, or might have, the effect of prohibiting, restricting or impairing any business practice of Company or any of its Subsidiaries (other than those contained in agreements relating to sales of business units included as part of the Available Information that do not impact the current business of Company or any of its Subsidiaries), any acquisition of property by Company or any of its Subsidiaries or the conduct of business by any of them as currently conducted.

9.	Liabilities in Respect of Third Parties

        None of Company and its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other person.

10.	Company Reports and Company Documents

        Company is a reporting issuer not in default in the provinces of Ontario and Quebec, is not a reporting issuer in any other jurisdiction, and has filed with securities regulatory authorities in such jurisdictions and all applicable self-regulatory organizations, including the Toronto Stock Exchange, true and complete copies of all documents required to be filed with such authorities and organizations under applicable Canadian securities Laws or otherwise. As of their respective dates, the Company Reports did not contain any misrepresentation (as defined in the Securities Act (Ontario)) and complied in all material respects with the applicable securities Laws or other requirements under which they were filed. As of the date of this Agreement, the Company Documents do not contain any misrepresentation (as defined in the Securities Act (Ontario)). Company has heretofore furnished to Parent all Company Documents that are not filed with and publicly available through SEDAR. Company has not filed any confidential material change report which at the date hereof remains confidential.

11.	Financial Statements

        The audited financial statements of Company for and as at the years ended December 31, 2004, December 31, 2003 and December 31, 2002 and the unaudited financial statements of Company for the nine months ended and as at September 30, 2005, prepared, in each case on a consolidated basis, and the notes thereto, in each case in the form in which Company filed them with the Ontario Securities Commission prior to the date of this Agreement (together, the “Financial Statements”):

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(a)	were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and in accordance with applicable securities Laws (except as may be indicated in the notes to such Financial Statements or, in the case of the unaudited financial statements, as may be permitted by applicable Laws); and

(b)	fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Company and its Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, none of which would be Materially Adverse, and provided that such unaudited financial statements may omit notes which are not required in the unaudited financial statements).

Neither Company nor any of its Subsidiaries has any liability or obligation, whether accrued, absolute, contingent or otherwise, in excess of the amounts of the liabilities or obligations reflected or reserved therefor in the Financial Statements as at September 30, 2005 other than (i) liabilities incurred in the usual, ordinary and regular course of business since September 30, 2005, none of which will have a Material Adverse Effect, or (ii) liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.

12.	Books and Records

        The financial books, records and accounts of Company and its Subsidiaries, in all material respects:

(a)	have been maintained in accordance with good business practices on a basis consistent with prior years;

(b)	are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Company and its Subsidiaries; and

(c)	accurately and fairly reflect the basis for the Financial Statements.

        Company has designed and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:

(a)	transactions are executed in accordance with management’s general or specific authorization; and

(b)	transactions are recorded as necessary:

(i)	to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements; and

(ii)	to maintain accountability for assets.

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        Management of Company has disclosed, based on its most recent evaluation, to Company’s auditors and the audit committee of the Board of Directors, and to Parent as part of the Available Information:

(a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are likely to adversely affect Company’s ability to record, process, summarize and report financial data; and

(b)	any fraud, whether or not material, which involves management or other employees having a significant role in Company’s internal control over financial reporting.

13.	Absence of Changes

        Since September 30, 2005:

(a)	Company and each of its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and neither Company nor its Subsidiaries has entered into any transaction or taken any other action (or omitted to take any action) that, either individually or in the aggregate, is outside of the ordinary course of business or inconsistent with past practice;

(b)	there has been no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) (i) which has been incurred other than in the ordinary course of business consistent with past practice or (ii) which, individually or in the aggregate, would reasonably be expected to exceed $1,000,000;

(c)	there has not been any event, violation, circumstance, change or other matter that, individually or in the aggregate, is or would reasonably be expected to be Materially Adverse (including any decision to implement such a change made by the Board of Directors or any committee thereof, by the board of directors or other supervisory board of any of its Subsidiaries or any committee thereof or by senior management of Company or any of its Subsidiaries with the belief that the decision will be confirmed by the relevant board of directors, supervisory board or committee thereof);

(d)	there has not been any loss, damage or destruction to any assets of Company or any of its Subsidiaries (whether or not covered by insurance) that would reasonably be expected to have a financial cost of more than $1,000,000 in the aggregate;

(e)	there has not been any amendment, relinquishment, termination or non-renewal by Company or any Subsidiary of any Contract, licence, franchise, transaction, commitment or other right or obligation where such amendment, relinquishment, termination or non-renewal would be Materially Adverse;

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(f)	except for ordinary course adjustments for non-executive employees of Company or any of its Subsidiaries, there has not been any increase in the salary, bonus or other remuneration payable to non-executive employees of Company or any of its Subsidiaries;

(g)	there has not been any increase in the salary, bonus or other remuneration payable to any executive employee of Company or any of its Subsidiaries except as reflected in the Available Information;

(h)	there has not been any redemption, repurchase or other acquisition of Shares by Company or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or property) with respect to the Shares;

(i)	except in the usual, ordinary and regular course of business and consistent with past practice, there has not been: (i) any satisfaction or settlement of any claims or liabilities prior to the same being due, which were, individually or in the aggregate, material to Company; or (ii) any grant of any waiver, exercise of any option or relinquishment of any contractual rights by Company or any of its Subsidiaries which were, individually or in the aggregate, material to Company;

(j)	neither Company, any Subsidiary nor, to Company’s knowledge, any director, officer, employee, auditor, accountant or representative of Company or any Subsidiary has received or otherwise had or obtained any knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting practices;

(k)	no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors or any committee thereof, to the board of directors or other supervisory board of any Subsidiary or any committee thereof or to any director or officer of Company or any Subsidiary; and

(l)	except as set out in the Disclosure Statement, neither Company nor any of its Subsidiaries has taken any action that would have required the consent of Parent under section 2.1(2) if such action was taken after the date of this Agreement.

14.	Title to Assets; Real Property; Equipment; Leaseholds

        Except as set out in the Disclosure Statement, each of Company and its Subsidiaries owns, and has good, valid and marketable title to, all assets purported to be owned by it, including:

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(a)	all assets reflected on the balance sheet included in the Financial Statements; and

(b)	all other assets reflected in the books and records of Company and its Subsidiaries as being owned by them.

All of those assets are owned by Company or its Subsidiaries, as the case may be, free and clear of any Encumbrances except for Permitted Liens.

        The properties and assets that Company and its Subsidiaries own and assets leased or licensed under valid Contracts include all tangible and intangible property, assets, Contracts and rights used in the operation of the business of Company and its Subsidiaries as presently conducted. All equipment and other tangible assets owned by or leased to Company or its Subsidiaries are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of Company and its Subsidiaries in the manner in which such business is currently being conducted. None of Company and its Subsidiaries owns any real property or any interest in real property, except as reflected in the Available Information (the “Real Property”). The use of the Real Property as currently used is a permitted use by right in the applicable zoning classification and is not a nonconforming use or a conditioned use, and no variances are needed and none have been granted with respect to the Real Property. There are currently in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are currently constituted. To the knowledge of Company, neither the whole nor any part of the Real Property is subject to any order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed. There is not any claim of adverse possession or prescriptive rights involving any Real Property.

        The real property leases contained in the Available Information are the only binding offers to lease, agreements to lease, leases, renewals of leases, tenancy agreements, rights of occupation, licences or other occupancy agreements granted in favour of Company or any of its Subsidiaries to possess or occupy space now or in the future that are now, or may in the future, be enforceable against Company or any of its Subsidiaries. Company or a Subsidiary is in occupation of the premises subject to each of such real property leases to which it is a party and is paying the full rent due in accordance with the terms of that lease and no default is existing on the part of Company or any of its Subsidiaries or, to Company’s knowledge, on the part of any landlord under any of those leases and each of those leases is in good standing. None of Company and its Subsidiaries is a party to, or under any agreement to become a party to, any lease with respect to real property that, if terminated, could have a Material Adverse Effect.

15.	Customers

        The Available Information includes a complete list of Company’s ten largest customers (on a revenue basis) for each of Company’s business units for the periods covered by the Financial Statements. Since September 30, 2005, there has not been, and neither Company nor any of its Subsidiaries has received notice of, any termination or cancellation of, or a material adverse modification or change in, the business relationship with any such customers.

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16.	Material Contracts

        Except as reflected in the Available Information, there is no Contract to which Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound, that:

(a)	if terminated, would have a Material Adverse Effect;

(b)	is a Contract with Lowe’s Companies, Inc. and/or any of its affiliates or Whirlpool Corporation and/or any of its affiliates or is a Contract (to which Parent requested access) with any supplier that is material to Company and its Subsidiaries, taken as a whole;

(c)	is a Contract that contains any exclusivity, confidentiality or other similar obligation;

(d)	is a Contract under which Company or any of its Subsidiaries has borrowed any money from or issued any note, bond, debenture or other evidence of indebtedness to any person in excess of $250,000, other than equipment and other operating leases; or

(e)	is a Contract pursuant to which Company or any of its Subsidiaries provides an indemnification to any other person (other than Company or a wholly-owned Subsidiary) other than Contracts with suppliers, distributors, sales representatives and customers entered into in the ordinary course of business or in an amount not in excess of $1,000,000;

(the Contracts described in paragraphs (a) to (e) above and those identified in paragraph 16(c) of the Disclosure Statement are referred to herein as “Material Contracts”).

        All Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Company and its Subsidiaries in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency and other Laws of general application limiting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction).

        Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts and are not, and are not alleged to be (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Company, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder.

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        True and correct copies of the Material Contracts (or in the case of oral Material Contracts, accurate summaries of the material terms of such Material Contracts) were included in the Available Information. The Disclosure Statement lists each Contract with Lowe’s Companies, Inc. and/or any of its affiliates or with Whirlpool Corporation and/or any of its affiliates.

        All of the Material Contracts were entered into in the ordinary course of business.

        Except as set out in the Disclosure Statement, there is no Contract to which Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound, that:

(a)	is a Contract or group of related Contracts which involves payments to or by Company and its Subsidiaries of more than $1 million per annum (other than Contracts with suppliers and customers entered into in the ordinary course of business);

(b)	is a Contract that contains any non-competition or other obligation that purports to limit or restricts in any way the business of Company or any of its Subsidiaries, other than exclusivity or confidentiality obligations entered into in the ordinary course of business;

(c)	is a Contract or note, bond, debenture or other evidence of indebtedness under which Company or any of its Subsidiaries has currently outstanding obligations for borrowed money to any person in excess of $50,000, other than equipment and other operating leases;

(d)	is a Contract under which (i) any person (including Company or any of its Subsidiaries) has directly or indirectly guaranteed indebtedness, liabilities or obligations of Company or any of its Subsidiaries or (ii) Company or any of its Subsidiaries has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person in an amount in excess of $250,000 (in each case other than endorsements for the purpose of collection in the ordinary course of business and other than guarantees between or among one or more of Company and its wholly owned Subsidiaries);

(e)	is a partnership or joint venture agreement in which Company or any of its Subsidiaries participates as a general partner or joint venturer; or

(f)	is a Contract with respect to factoring or other general assignment of accounts receivable.

17.	Litigation

        Except as reflected in the Available Information:

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(a)	there is no claim, action, proceeding or investigation pending or, to the knowledge of Company, threatened against Company or any Subsidiary before any Governmental Authority which if determined adversely to Company would, individually or in the aggregate, have a Material Adverse Effect;

(b)	neither Company nor any Subsidiary, nor any of their respective assets and properties, is subject to any outstanding judgment, judicial or regulatory order, writ, injunction or decree that involves or, to Company’s knowledge, may involve, or requires or, to Company’s knowledge, may require an expenditure of a material amount of money as a condition to or a necessity for the right or ability of Company or a Subsidiary to conduct its business in a manner in all material respects in which it currently carries on such business, that have a Material Adverse Effect or that could prevent or materially delay completion of the Offer or any other transaction contemplated under this Agreement; and

(c)	neither Company nor any Subsidiary is subject to any warranty, negligence, performance or other claims or disputes in respect of products or services currently being delivered or previously delivered that if resolved adversely to Company would, individually or in the aggregate, have a Material Adverse Effect, and to the knowledge of Company, there are no events or circumstances which would reasonably be expected to give rise to any such claims or disputes or potential claims or disputes.

18.	Intellectual Property

        Except as reflected in the Available Information:

(a)	all rights in Company IP are valid, subsisting and enforceable in all material respects and Company or its Subsidiaries owns or has the right to use all material Company IP, free and clear of all Encumbrances;

(b)	no action is pending or, to Company’s knowledge, threatened against or affecting Company or any of its Subsidiaries or any of their respective properties, which challenge the validity or use of, or the ownership or license by, Company or its Subsidiaries of Company IP;

(c)	Company has no knowledge of any infringement or infringing use of any Company IP or licences by any person which is having or would, individually or in the aggregate, have a Material Adverse Effect; and

(d)	no infringement, misappropriation or violation by Company or any Subsidiary of any intellectual property right or other proprietary right of any third party has occurred or, to Company’s knowledge, will result from the conduct of the business of Company and its Subsidiaries or from the signing and execution of this Agreement or the completion of the Offer or the transactions contemplated under this Agreement, and no written claim has been made to Company or any Subsidiary by any third party based upon an allegation of any such infringement.

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19.	Employment Matters

(a)	Neither Company nor any of its Subsidiaries:

(i)	is a party to any Contract providing for severance, change in control or termination payments to, or any employment agreement with, any director, officer or employee, other than any common law and statutory obligations of reasonable notice of termination or pay in lieu thereof and other than the six Contracts reflected in the Available Information; or

(ii)	except as set out in the Disclosure Statement, has any liability under any benefit or severance policy, practice, agreement, plan or program which exists or arises, or may be deemed to exist or arise, under any applicable Law or otherwise as a result of or in connection with the completion of the Offer or any other transaction contemplated under this Agreement;

(b)	except as reflected in the Available Information, neither Company nor any of its Subsidiaries is subject to any collective bargaining agreements, or subject to any representation, proceeding or, to the knowledge of Company, threatened or apparent union organizing campaigns for employees not under a collective bargaining agreement and no such campaigns have been conducted within the past three years;

(c)	there are no current, pending or, to the knowledge of Company, threatened strikes, work stoppages, lockouts, or slowdowns at Company or any Subsidiary, and Company and its Subsidiaries have not experienced any such strikes, work stoppages, lockouts, or slowdowns within the past three years;

(d)	neither Company nor any of its Subsidiaries is subject to any claim, litigation, charge, inquiry, investigation, grievance, arbitration or proceeding, actual or to the knowledge of Company threatened, relating to its employees, job applicants, former employees, representatives of employees, or independent contractors (including any termination of such persons) that would, individually or in the aggregate, have a Material Adverse Effect;

(e)	except as disclosed in the Company Documents or as set out in the Disclosure Statement, neither Company nor any of its Subsidiaries is a party to any Contract or other transaction with any officer of director of Company or any of its Subsidiaries, any Shareholder or any affiliate or associate of the foregoing;

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(f)	neither Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree in effect with, or material citation by, any Governmental Authority or other entity, relating to employees or employment practices;

(g)	no unfair labour practice charge or complaint is pending or, to the knowledge of Company, threatened which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect; and

(h)	neither Company nor any of its Subsidiaries has made any representation to employees as to incentive plans, retention plans or any other post-transaction compensation or services that may be offered to such persons following completion of the Offer.

        Company and its Subsidiaries have operated in accordance with all applicable Laws and Contracts with respect to employment and labour, including, but not limited to, employment and labour standards, labour risk prevention measures, social security and other contributions, occupational health and safety, employment equity, pay equity, workers’ compensation, equal employment opportunity, human rights and labour relations, the applicable provisions of ERISA and the Code and the provisions of the U.S. federal Worker Adjustment and Retaining Notification Act of 1988 and similar Laws, except for any violations where neither the costs to comply nor the failure to comply would, individually or in the aggregate, have a Material Adverse Effect, and there are no current, pending or, to Company’s knowledge, threatened claims, litigation or proceedings before any board, tribunal or other Governmental Authority with respect to any of the areas listed herein, and to the knowledge of Company, no facts or circumstances exist that would give rise to a material claim, litigation or proceeding under any such applicable Laws and Contracts.

        Neither Company nor any Subsidiary has closed any plant or facility, effectuated any mass layoffs of employees or implemented any early retirement, separation or window program within the past three years, nor has Company or any Subsidiary planned or announced any such action or program for the future.

        As part of the Available Information, Company has provided Parent with copies of all employment Contracts between Company or any Subsidiary and all employees, officers and directors of Company and its Subsidiaries.

20.	Pension and Employee Benefits

        As part of the Available Information, Company has provided or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of only those Company Benefit Plans requested by Parent and, to the extent applicable:

(a)	any related trust agreement or other funding instrument;

(b)	the most recent determination or opinion letter, if applicable;

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(c)	any summary plan description and other written communications (or a description of any oral communication) by Company or any of its Subsidiaries to any employee or other individual eligible for coverage concerning the extent of the benefits provided under a Company Benefit Plan;

(d)	a summary of any material amendments or changes required to be made to Company Benefit Plans at any time within the 12 months immediately following the date hereof that are known to Company; and

(e)	for the most recent three years (i) the annual report on Form 5500 and attached schedules or such other form as applicable, (ii) audited financial statements, and (iii) actuarial valuation reports.

        Except as identified in the notes to the Financial Statements or in the Disclosure Statement, no Company Benefit Plan established or maintained for the benefit of Canadian employees or former Canadian employees of Company or any of its Subsidiaries is a pension, superannuation or savings arrangement, including pension plans, supplemental pensions, “registered pension plans” (as defined in the Tax Act) and “retirement compensation arrangements” (as defined in the Tax Act).

        Company and its Subsidiaries have complied with all of their obligations under and in respect of Company Benefit Plans and with all applicable Laws, in each case, in all material respects and each Company Benefit Plan is and has been established, registered (where required), qualified, administered and invested in all material respects in accordance with the terms of such plans, any applicable collective bargaining agreements and all applicable Laws.

        No event has occurred or condition exists with respect to any of Company Benefit Plans or relating to any employee of Company or a Subsidiary which, individually or in the aggregate, have a Material Adverse Effect.

        No non-exempt prohibited transaction under ERISA Section 406 or 407 or under Code Section 4975 has occurred with respect to any Company Benefit Plan subject to the provisions thereof.

        Except to the extent disclosed in the Financial Statements, all of Company Benefit Plans are either (i) fully insured or (ii) fully funded in accordance with applicable Laws on a going concern, solvency basis; neither Company nor any of its Subsidiaries has received, or applied for, any payment of surplus out of any Company Benefit Plan; neither Company nor its Subsidiaries has taken any premium holidays under any Company Benefit Plan except as permitted by applicable Laws and the terms of the Company Benefit Plan.

        No event has occurred and no condition or circumstance exists that has resulted in or would reasonably be expected to result in any Company Benefit Plan being ordered, or required to be, terminated or wound up, in whole or in part, having its registration under applicable Laws refused or revoked, being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material Taxes, penalties, payments or levies under applicable Laws (other than withholding Taxes due upon payment of benefits).

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        No Company Benefit Plan is subject to Title IV of ERISA and neither Company nor any of its Subsidiaries (while directly or indirectly owned by Company or, to the knowledge of Company, prior to being directly or indirectly owned by Company) has at any time sponsored or contributed to, or has had any liability or obligation in respect of any such plan.

        Neither Company nor any of its Subsidiaries has incurred or accrued any current or projected material liability (whether absolute or contingent) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries or other covered individuals, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law except as are properly accrued on the Financial Statements in accordance with GAAP.

        No Company Benefit Plan exists that, as a result of the execution of this Agreement or the completion of the Offer or the transactions contemplated under this Agreement (whether alone or in connection with any subsequent event(s)) will entitle any current, former or retired employees, officers or directors of Company or any of its Subsidiaries to: (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) increased benefits under any other type of Company Benefit Plan; (iii) accelerate the time of payment or vesting of, or result in any payment (through a grantor trust or otherwise) of compensation or benefits under, any of Company Benefit Plans; (iv) result in the acceleration of, or an increase in, funding obligations in respect of, any of Company Benefit Plans, including the requirement to fund any trust; (v) limit or restrict the right of Company to merge, amend or terminate any of Company Benefit Plans (other than solely resulting from becoming a wholly-owned subsidiary of the Offeror); (vi) an extension of the term of any Company Benefit Plan; or (vii) result in any payments under any of Company Benefit Plans which would not be deductible under Section 280G of the Code or similar laws of any other jurisdiction.

        Except for the Steelworker Members Pension Benefits Plan for union employees at the Fergus, Ontario, facility, none of Company Benefit Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA or is a multiple employer plan as defined in Section 3(40) of ERISA or Code Section 413(c) or 414(f) or any other applicable Laws, and neither Company nor any of its Subsidiaries has any liability or obligation in respect of, any multiemployer plan.

        Except as reflected in the Available Information, there have been no other companies or other entities that were a part of a controlled group or under common control with either Company or any of its Subsidiaries within the meaning of Code Sections 414(b), (c) or (m) within the last seven (7) years. Except as would not have a Material Adverse Effect, neither Company nor any of its Subsidiaries has any liability with respect to any benefit plan of any such companies or other entities.

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        Any payments, distributions or withdrawals from or transfers of assets to or from any Company Benefit Plan have been made in all material respects in accordance with the valid terms of such Company Benefits Plan, applicable collective agreements and all Laws and occurred with the consent of any applicable Governmental Authority (where required).

        Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has heretofore been determined by the Internal Revenue Service to so qualify in all material respects (and such determination letter takes into account the “GUST” amendments), and each trust created thereunder has heretofore been determined by the Internal Revenue Service to be exempt from tax under the provisions of Section 501(a) of the Code and, nothing has occurred that would cause any such Company Benefit Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code.

        Neither Company nor any of its Subsidiaries has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4214(c) of ERISA. No “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in material liability and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Benefit Plan.

        With respect to any Company Benefit Plan:

(a)	no material actions, suits or claims (other than routine claims for benefits in the ordinary course) or governmental investigations are pending or, to the knowledge of Company, threatened;

(b)	no liability to the Pension Benefit Guaranty Corporation has been incurred (other than routine premium payments) and there is no liability to any trustee under Section 4042 of ERISA; and

(c)	to the knowledge of Company, no facts or circumstances exist that could give rise to any such action, suit, claim or liability.

21.	Tax Matters

(a)	Company and each of its Subsidiaries has duly filed, and timely made or prepared all Tax Returns required to be made or prepared by it or caused to be filed, all Tax Returns required to be filed by them in the form and within the time prescribed under applicable Laws for so doing (all of which Tax Returns were correct and complete in all material respects), and has paid all material amounts of Taxes due and payable, in each case except for any such Tax Returns or taxes the non-filing or non-payment of which would not, individually or in the aggregate, have a Material Adverse Effect. The Financial Statements contain an adequate provision in accordance with GAAP for all material amounts of Taxes payable in respect of each period covered by such Financial Statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. Company and each of its Subsidiaries has duly and timely paid all instalments on account of Taxes for the current year that are due and payable by it whether or not assessed other than any non-payments that would not, individually or in the aggregate, have a Material Adverse Effect. On a consolidated basis, Company has made adequate provision in accordance with GAAP in its books and records for amounts at least equal to the amount of all Taxes payable by Company or any of its Subsidiaries that will not be due and payable by the Expiry Time in respect of any period subsequent to the period covered by such Financial Statements and that relate to the periods ending on or prior to the Expiry Time.

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(b)	Neither Company nor any Subsidiary has received any notification that any issues involving a material amount of Taxes have been raised (and are currently pending) by the Canada Revenue Agency, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales or property tax authority, in connection with any of the Tax Returns filed or required to be filed, and no waivers of statutes of limitations, or objections to any assessments or reassessments, have been given or requested or made with respect to Company or any Subsidiary of Company. All liability of Company and its Subsidiaries in Canada, the United States and Barbados for Taxes has been assessed for up to and including 2004. To the knowledge of Company, neither Company nor any Subsidiary has received: (i) written notice from any taxing authority to the effect that any Tax Return is being examined for assessment where such examination is reasonably likely to result in an obligation to pay a material amount of additional Taxes or (ii) a written proposal to assess additional Taxes involving a material amount of Taxes, and to Company’s knowledge, no such examination or assessment is threatened. No Tax liens exist for material amounts of Taxes of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is a party to any tax sharing or other similar agreement or arrangement with any person (other than with Company or any of its Subsidiaries) or any taxing authority pursuant to which Company or any of its Subsidiaries has or could have any material liabilities in respect of Taxes. Neither Company nor any Subsidiary has received a refund of any material amount of Taxes to which it was not entitled. Neither Company nor any of its Subsidiaries has made an election under Section 897(i) of the Code to be treated as a domestic corporation for purposes of Section 897, 1445 and 6039C of the Code.

(c)	Each of Company and its Subsidiaries has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any person, including any employees, officers or directors and any non-resident person), and has duly and timely remitted to the appropriate authority such Taxes and other amounts required by Law to be remitted by it, except to the extent that the failure to so withhold or remit has not and would not, individually or in the aggregate, have a Material Adverse Effect.

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(d)	Each of Company and its Subsidiaries has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate authority any such amounts required by Law to be remitted by it, except to the extent that such failure has or would not, individually or in the aggregate, have a Material Adverse Effect.

(e)	Neither Company nor any Subsidiary has been a member of an affiliated or consolidated group filing a United States consolidated Tax Return or has any liability for the Taxes of any person other than Company and its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Company has made available to Parent for inspection: (i) copies of such of its income Tax Returns, complete and correct in all material respects, and the income Tax Returns of its Subsidiaries, as have been requested by Parent and (ii) copies of all private letter rulings, revenue agent reports, closing agreements, settlement agreements, deficiency notices and any similar documents requested by Parent submitted by, received by or agreed to by or on behalf of Company or its Subsidiaries and relating to material Taxes for such taxable periods, complete and correct in all material respects.

(f)	There are no proceedings, assessments, reassessments, investigations, audits or claims now pending or, to the knowledge of Company, threatened against Company or any of the Subsidiaries in respect of any transfer pricing matters, and there are no matters under discussion, audit or appeal with any Governmental Authority relating to transfer pricing that would reasonably be expected to result in a material amount of Taxes being payable by Company or any of its Subsidiaries in respect of any period ending on or prior to the Expiry Time.

(g)	Neither Company nor any of its Subsidiaries has made any payments, or has been or is a party to a Contract (including this Agreement) that under any circumstances could obligate it to make payments, either before or after the completion of the Offer and the transactions contemplated under this Agreement, that will not be deductible because of Section 162(m) or Section 280G of the Code or similar laws of any other jurisdiction.

“Tax” and “Taxes” means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, licence taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity or for which such entity is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing.

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For purposes of this paragraph, the term “material amount of Taxes” shall mean an amount of Taxes that is material to Company and its Subsidiaries taken as a whole.

22.	Environmental Matters

        Except as reflected in the information regarding the Fergus, Johnson City, Barrie, Nobel and Conway, Arkansas facilities that was included in the Available Information:

(a)	Company, its Subsidiaries and their respective operations are, and have been, in compliance with all Environmental Laws except for any violations where neither the costs to comply nor the failure to comply would, individually or in the aggregate, be material;

(b)	neither Company nor any Subsidiary:

(i)	is subject to any Environmental Laws or terms of any environmental authorization, permit or licence which in any such case requires or would reasonably be expected to require any material work, repairs, construction, change in business practices or operations, or expenditures;

(ii)	has received written notice of any claim, action, proceeding, investigation, demand, notice or order with respect to a material breach of or material liability under any Environmental Laws applicable to Company or any Subsidiary or under any indemnity granted by Company or any Subsidiary to any other person;

(iii)	has any material liability with respect to, or has knowledge of, any Hazardous Substance that has been generated, transported, treated, stored, installed, deposited, disposed of, arranged to be deposited or disposed of, released, discharged or emitted, or threatened to be released discharged or emitted, at, on, from or under any property or facility currently or formerly owned, leased, used or otherwise controlled by Company or any of its Subsidiaries, in violation of, or in a manner or to a location that could reasonably be expected to give rise to material liability to Company or any of its Subsidiaries under or relating to, any Environmental Laws or is present at, on, in, or under such currently owned, leased, used or controlled property or facility in a condition or at a level or concentration exceeding any remediation or decommissioning standard set forth under Environmental Laws; or

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(iv)	has any material liability or responsibility with respect to, or has knowledge of, any Hazardous Substance that is migrating toward any Real Property;

(c)	neither Company nor any Subsidiary has contractually assumed any liabilities or obligations of any other person under or relating to any Environmental Laws;

(d)	Company has provided Parent with true and complete copies of all reports and other material documents in its custody or control that assess Company’s or its Subsidiaries’ compliance with, or potential liability under, Environmental Laws or environmental conditions at their respective facilities; and

(e)	to the knowledge of Company, none of the products manufactured by Company or any of its Subsidiaries (or any of their respective predecessors) or manufactured by a third party the assets or stock of which were sold to Company or any of its Subsidiaries (or any of their respective predecessors) contained asbestos.

23.	Absence of Certain Business Practices

        Neither Company nor any of its Subsidiaries has, directly or indirectly within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other person who is or may be in a position to help or hinder the business of Company or any of its Subsidiaries (or to assist Company or any of its Subsidiaries with any actual or proposed transaction) which might subject Company or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

24.	Insurance

        As part of the Available Information, Company has provided or made available to Parent true, correct and complete copies of all material policies of insurance under which Company or any of its Subsidiaries is a named or additional insured. Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as Company reasonably believes is in accordance with normal industry practice for companies engaged in businesses similar to that of Company and its Subsidiaries (taking into account the cost and availability of such insurance and Company’s ability to self-insure). Each of such insurance policies is valid and subsisting and in good standing, there is no default thereunder and Company and each Subsidiary which is an insured party thereunder is entitled to all rights and benefits thereunder. None of such insurance policies is subject to any special or unusual terms or restrictions or provides for a premium in excess of the stipulated or normal rate. No notice of cancellation or non-renewal with respect to, nor disallowance of any claim, under such insurance policies has been received by Company or a Subsidiary. Except as contemplated by this Agreement, the policies of insurance maintained by Company and its Subsidiaries will remain in force and shall not be cancelled or otherwise terminated as a result of this Agreement, the completion of the Offer or the completion of any other transaction contemplated under this Agreement.

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25.	Reinsurance

        As part of the Available Information, Company has provided Parent with copies of all Contracts regarding reinsurance and coinsurance treaties or agreements (including retrocessional agreements) to which Company or any of its Subsidiaries is a party or under which Company or any Subsidiary has any existing rights, obligations or liabilities (“Reinsurance Contracts”).

        Except as set out in the Disclosure Statement:

(a)	the Reinsurance Contracts are in full force and effect;

(b)	neither Company nor any Subsidiary, nor to the knowledge of Company, any other party to a Reinsurance Contract, is in default in any material respect as to any provision thereof;

(c)	no Reinsurance Contract contains any provision providing that the other party or parties thereto may terminate such Reinsurance Contract as a result of the completion of the Offer or any other transaction contemplated under this Agreement;

(d)	Company has not received any notice to the effect that the financial condition of any other party to any of the Reinsurance Contracts is impaired with the result that a default thereunder may be reasonably anticipated, whether or not such default may be cured by the operation of an offset in such agreement; and

(e)	neither Company nor any Subsidiary has been required to place assets in trust for the benefit of the ceding company under the terms of any Reinsurance Contract.

        As part of the Available Information, Company has provided Parent copies of all interim and annual financial statements for Winston Park Insurance Company Ltd. (“Winston Park”). The reserves reflected on such financial statements were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of Winston Park under the outstanding Reinsurance Contracts as of the respective dates of such financial statements. The assets of Winston Park as determined under and in accordance with applicable Laws are in an amount at least equal to the minimum amounts required under applicable Laws.

26.	U.S. Securities Law Matters

        Company is a “foreign private issuer” within the meaning of Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended, and less than 40% of the Class A Common Shares and less than 40% of the Class B Subordinate Voting Shares are held by U.S. holders within the meaning of Rule 14d-1 of the United States Securities Exchange Act of 1934, as amended. Company has not made an offering of securities registered under the United States Securities Act of 1933, as amended (the “United States Securities Exchange Act”). Company does not have any securities registered pursuant to the United States Securities Exchange Act and is not required to file reports pursuant to section 12 and 15(d) of the United States Securities Exchange Act.

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27.	Investment Company Status

        Company is not registered as an “investment company” under the United States Investment Company Act of 1940, as amended.

28.	Accuracy of Information

        None of the information supplied by Company specifically for inclusion or incorporation by reference in any document to be filed with any Governmental Entity or distributed to the Shareholders in connection with the transactions contemplated hereby will, at the respective times filed with the Governmental Entity and at the date of any amendment or supplement and at the time of distribution to the Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Company does not make any representation or warranty with respect to statements made or incorporated by reference in any of the foregoing documents based upon information regarding Parent or the Offeror that has been supplied by Parent or the Offeror specifically for inclusion or incorporation by reference in any such document. All such documents will comply as to form in all material respects with the provisions of all applicable Laws.

29.	Advisor

        Except for GMP Securities L.P., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or to the reimbursement of any of its expenses or any similar arrangements in connection with the Offer or any of the transactions contemplated under this Agreement as a result of action by Company or any of its affiliates or their respective Representatives. Company has delivered to Parent a correct and complete copy of all agreements between Company or any Subsidiary with GMP Securities L.P. in connection with the Offer or any of the transactions contemplated under this Agreement.

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Schedule D-2 – Representations and Warranties of Parent

(a)	Parent is a corporation validly existing under the laws of the State of Delaware;

(b)	the Offeror will, at the time of the Offer, be a corporation duly incorporated and organized and validly existing under the CBCA;

(c)	Parent has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of the Offer and this Agreement;

(d)	the Offeror will, at the time of the Offer, have the requisite corporate power and authority to make the Offer and perform its obligations contemplated under the Offer and the terms of this Agreement;

(e)	the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized by the board of directors of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement;

(f)	this Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms;

(g)	none of the execution and delivery by Parent of this Agreement, the completion of the transactions contemplated under this Agreement and the compliance by Parent with its obligations under the terms of this Agreement will result in a breach of:

(i)	the constating documents of Parent;

(ii)	any agreement or instrument to which Parent is a party or by which Parent or any of its property or assets are bound;

(iii)	any judgment, decree, order or award of any court, Governmental Authority or arbitrator; or

(iv)	any applicable Law; and

(h)	as at February 23, 2006, Parent and the Offeror shall have provided evidence satisfactory to Company acting reasonably that Parent has binding commitments in place to ensure that the required funds are available to effect payment in full by the Offeror for all of the Shares subject to the Offer as at that date and continuing to the time the Offer is first commenced within the meaning of applicable securities Laws, and Parent and the Offeror have provided to Company on or before this Agreement was executed and delivered documentation, which Company advised was satisfactory to it, giving comfort regarding such binding commitments; and

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(i)	no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or to the reimbursement of any of its expenses or any similar arrangements in connection with the Offer or any of the transactions contemplated under this Agreement as a result of action by Parent or any of its affiliates or Representatives.

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